UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

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Upland Software, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Upland Software, Inc.
900 S. Capital of Texas Highway, Las Cimas IV, Suite 300
Austin, Texas 78746
, 2026
Dear Stockholder:
You are cordially invited to attend our 2026 Annual Meeting of Stockholders. The Annual Meeting of Stockholders will be held at 900 S. Capital of Texas Highway, Las Cimas IV, Suite 300, Austin, Texas 78746 on , 2026, at 11:00 a.m. Central Daylight Time.
The matters expected to be acted upon at the Annual Meeting are described in detail in the accompanying Notice of 2026 Annual Meeting of Stockholders and Proxy Statement.
In accordance with U.S. Securities and Exchange Commission “notice and access” rules, we are using the Internet as our primary means of furnishing proxy materials to our stockholders. Because we are using the Internet, most stockholders will not receive paper copies of our proxy materials. We will instead send our stockholders a notice with instructions for accessing the proxy materials and voting via the Internet. This notice also provides information on how our stockholders may obtain paper copies of our proxy materials if they so choose. We believe the use of the Internet makes the proxy distribution process more efficient and less costly and helps in conserving natural resources.
The Proxy Statement, the accompanying form of proxy card, the Notice of 2026 Annual Meeting of Stockholders and our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 are available at www.proxyvote.com and may also be accessed through our website at www.uplandsoftware.com under the “SEC Filings” section of the “Investors” page. If you would like to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy.
Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the Annual Meeting. Instructions on voting are located on the accompanying proxy card. Your vote by proxy will ensure your representation at the Annual Meeting regardless of whether or not you attend in person. Casting your vote by proxy does not deprive you of your right to attend the Annual Meeting and vote your shares in person.
The board of directors and management look forward to your participation at the Annual Meeting.

Sincerely,

Michael D. Hill
Chief Financial Officer, Treasurer, and Corporate Secretary

Upland Software, Inc.
900 S. Capital of Texas Highway, Las Cimas IV, Suite 300
Austin, Texas 78746

NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS
To Be Held on , 2026

To the Stockholders of Upland Software, Inc.:
The Annual Meeting of Stockholders for Upland Software, Inc. (“Upland”, “we”, “us”, “our” or the “Company”) will be held at 900 S. Capital of Texas Highway, Las Cimas IV, Suite 300, Austin, Texas 78746 on , 2026, at 11:00 a.m. Central Daylight Time (the “Annual Meeting”), to consider the following matters:
1.To elect one Class III director to serve on the board of directors until our 2029 annual meeting of stockholders, or until a successor is duly elected and qualified;
2.To ratify the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026;
3.To vote on a non-binding advisory basis to approve the compensation of our named executive officers;
4.To approve the adoption of an amendment to the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), to be filed not later than February 24, 2027, to effect a reverse stock split of our Common Stock (as defined below) at a ratio in the range of 1-for-five to 1-for-30 (collectively, the “Reverse Split”), with such ratio to be determined in the discretion of the board of directors and publicly disclosed prior to the effectiveness of the Reverse Split (the “Reverse Split Proposal”);
5.To approve an amendment to the Company’s 2024 Omnibus Incentive Plan (the “2024 Plan”) to increase the number of shares of the Company’s common stock reserved for issuance thereunder from 3,200,000 to 5,200,000 (the “Equity Plan Increase Proposal”);
6.To approve an adjournment of the Annual Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are not sufficient votes in favor of the Reverse Split Proposal or the Equity Plan Increase Proposal (the “Adjournment Proposal”); and
7.To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
Our board of directors (the “Board”) has fixed the close of business on April 13, 2026, as the record date for determining holders of our common stock entitled to notice of, and to vote at, the Annual Meeting or any adjournments or postponements thereof (the “Record Date”). A complete list of such stockholders will be available for examination at our offices in Austin, Texas, during normal business hours for a period of ten days prior to the Annual Meeting. This Notice of 2026 Annual Meeting of Stockholders is being distributed or made available to stockholders beginning on or about , 2026.

By Order of the Board of Directors

John T. McDonald
Chief Executive Officer, President, and Chair
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON , 2026.

This Notice of Annual Meeting of Stockholders, the Proxy Statement, accompanying form of proxy card, and our Annual Report to Stockholders/Form 10-K for the fiscal year ended December 31, 2025 are available at www.proxyvote.com.

ATTENDING THE ANNUAL MEETING

You do not need to attend the Annual Meeting to vote. You may vote by submitting a proxy card in advance, by telephone or through the Internet.
If you wish to attend the Annual Meeting:
•Doors will open at 10:30 a.m. Central Daylight Time on , 2026.
•The meeting will start at 11:00 a.m. Central Daylight Time.
•All stockholders and proxy holders must register at the reception desk and provide evidence of ownership as of the Record Date, and only such persons will be permitted to enter the room and attend the meeting.
•The meeting will follow the agenda and rules of conduct provided to all stockholders and proxy holders upon entering the meeting.
•Subject to meeting rules, only stockholders of record or their proxy holders will be allowed to address the meeting and only after having been recognized. All questions and comments must be directed to the chair of the meeting.
•The purpose and order of the meeting will be strictly observed, and the chair’s or secretary’s determinations in that regard will be final, including any postponements or adjournments of the meeting.
•Media will not be allowed to attend the meeting. The taking of photographs and the use of audio and video recording devices will not be allowed.

QUESTIONS

For Questions Regarding:	Contact:
The Annual Meeting	Upland Software, Inc. - Investor Relations (512) 960-1031
Stock ownership for registered holders	Broadridge Corporate Issuer Solutions, Inc. P.O. Box 1342 Brentwood, NY 11717 shareholder@broadridge.com (866) 321-8022 (within the U.S. and Canada) or (720) 378-5956 (worldwide)
Stock ownership for beneficial owners	Please contact your broker, bank or other nominee
Voting for registered holders	Broadridge Corporate Issuer Solutions, Inc. P.O. Box 1342 Brentwood, NY 11717 shareholder@broadridge.com (866) 321-8022 (within the U.S. and Canada) or (720) 378-5956 (worldwide)
Voting for beneficial owners	Please contact your broker, bank or other nominee

Upland Software, Inc.
900 S. Capital of Texas Highway, Las Cimas IV, Suite 300
Austin, Texas 78746

PROXY STATEMENT INFORMATION ON VOTING

Our Board solicits your proxy for the 2026 Annual Meeting of Stockholders and at any postponement or adjournment of the meeting for the matters set forth in the “Notice of 2026 Annual Meeting of Stockholders.” The Annual Meeting will be held at 900 S. Capital of Texas Highway, Las Cimas IV, Suite 300, Austin, TX 78746 on , 2026 at 11:00 a.m. Central Daylight Time. We made this Proxy Statement available to stockholders beginning on , 2026.

Record Date	April 13, 2026 (the “Record Date”)
Quorum
A majority of combined shares of our common stock, par value $0.0001 per share (the “Common Stock”) and Series A Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”) (on an as-converted basis) outstanding on the Record Date must be present in person or by proxy to constitute a quorum at the Annual Meeting. Abstentions and any broker non-votes will be counted toward fulfillment of quorum requirements. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner.

Shares Outstanding	There were 29,363,201 shares of Common Stock outstanding as of April 13, 2026.
Inspector of Election	A representative from Broadridge Financial Solutions, Inc. (“Broadridge”) will serve as the inspector of election.
Voting by Proxy	Stockholders of record on the Record Date may submit their proxy on the Internet, by phone, or by mail.
Appointment of Proxy Holders
The Board asks you to appoint Michael D. Hill as your proxy holder to vote your shares at the Annual Meeting. You may make this appointment by voting the enclosed proxy card or by using one of the voting methods described below.

Voting Instructions; Voting at the Meeting
We encourage stockholders to vote in advance of the Annual Meeting, even if they plan to attend the meeting.
Stockholders can vote in person during the meeting. Stockholders of record (those whose shares are registered directly in their name with Upland’s transfer agent, Broadridge) who attend the Annual Meeting in person may obtain a ballot from the inspector of election. Beneficial owners whose shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization and who attend the Annual Meeting in person must obtain a proxy from their broker, bank, or other nominee prior to the date of the Annual Meeting and present it to the inspector of election with their ballot. Voting in person during the meeting will replace any previous votes.

Voting Instructions; Voting by Proxy
All shares represented by valid proxies received prior to the meeting will be voted and, where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the stockholder’s instructions. If you are a stockholder of record and you indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board or you sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the meeting.

Voting Instructions; What Happens if no Voting Instructions are Provided
If, on the Record Date, your shares were held in an account at a brokerage firm or other agent, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the meeting.
As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. If you do not provide instructions for voting the shares that you beneficially own, your custodian will not be permitted to vote your shares with respect to “non-discretionary” items, which includes all matters on the agenda other than the ratification of the appointment of the independent registered public accounting firm. This is generally referred to as a “broker non-vote.”
We urge you to provide voting instructions to your broker or agent to vote your shares.
A number of brokers and banks enable beneficial holders to give voting instructions via telephone or the Internet. Please refer to the voting instructions provided by your bank or broker. You are also invited to attend the meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you provide a valid proxy from your broker or other agent.

Routine and Non-Routine Matters
Proposals One, Three, Four, Five, and Six are each considered non-routine matters under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and, therefore, broker non-votes may exist in connection with Proposals One, Three, Four, Five, and Six. Proposal Two, the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026, is a matter considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and, therefore, no broker non-votes are expected to exist in connection with Proposal Two.

Votes Required; Effect of Broker Non-Votes and Abstentions
Each holder of shares of our Common Stock outstanding on the Record Date is entitled to one vote for each share of Common Stock held as of the Record Date. Except as provided by the Certificate of Designation of Series A Convertible Preferred Stock of the Company (the “Certificate of Designation”) or applicable law, the holders of Series A Preferred Stock will have the right to vote together as a single class with the holders of the Common Stock on each matter submitted for a vote or consent by the holders of the Common Stock.
With respect to Proposal One, director nominee is elected by a plurality of the voting power of the shares of our Common Stock and shares of our Series A Preferred Stock (on an as-converted basis) present in person or represented by proxy and entitled to vote at the Annual Meeting. Therefore, the nominee receiving the most “FOR” votes at the Annual Meeting will be elected as a director to serve until the third annual meeting of stockholders following their election. For Proposal One, there is no cumulative voting and abstentions and broker non-votes will not be counted as votes cast and will, therefore, have no effect on the outcome of the vote.
The ratification of our independent registered public accounting firm in Proposal Two requires the affirmative vote of a majority of the voting power of the shares of our Common Stock and Series A Preferred Stock (on an as-converted basis) present or represented by proxy and voting as a single class at the Annual Meeting. Proposal Two is a routine matter and no broker non-votes are expected to exist in connection with Proposal Two. Abstentions and broker non-votes will not be counted as votes cast and will, therefore, have no effect on the outcome of the vote.

Votes Required; Effect of Broker Non-Votes and Abstentions
Proposal Three, the advisory vote to approve executive compensation, requires the approval of a majority of the voting power of the shares of our Common Stock and Series A Preferred Stock (on an as-converted basis) present or represented by proxy and voting as a single class at the Annual Meeting. However, because Proposal Three is an advisory vote, the result will not be binding on the Company or our Board. The Board, the Compensation Committee and/or another committee of the Board will consider the outcome of the vote when establishing or modifying the compensation of our named executive officers and determining how often we should submit to the stockholders an advisory vote to approve the compensation of our named executive officers included in our proxy statement. Abstentions and broker non-votes will not be counted as votes cast and will, therefore, have no effect on the outcome of the vote.
Proposals Four, Five, and Six, the Reverse Split Proposal, the Equity Plan Increase Proposal, and the Adjournment Proposal, respectively, require the affirmative vote of a majority of the voting power of the shares of our Common Stock and Series A Preferred Stock (on an as-converted basis) present or represented by proxy and voting as a single class at the Annual Meeting. Abstentions and broker non-votes will not be counted as votes cast and will, therefore, have no effect on the outcome of the vote.

Changing Your Vote
Stockholders of record may revoke their proxy at any time before the polls close by submitting a later-dated vote in person at the Annual Meeting, via the Internet, by telephone, by mail, or by delivering instructions to our Corporate Secretary before the Annual Meeting. If you hold shares through a broker, bank, or other nominee, you may revoke any prior voting instructions by contacting that firm.

Voting Results
We will announce preliminary results at the Annual Meeting. We will report final results at http://investor.uplandsoftware.com and in a filing with the U.S. Securities and Exchange Commission (the “SEC”) on Form 8-K, which we are required to file with the SEC within four business days following the Annual Meeting.

Important
Please promptly vote and submit your proxy by signing, dating, and returning the enclosed proxy card in the postage-prepaid return envelope, or vote by telephone or via the Internet so that your shares can be voted. This will not limit your rights to attend or vote at the Annual Meeting.

PROPOSAL ONE: ELECTION OF DIRECTOR
Our Board is comprised of six directors. In accordance with our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and our Amended and Restated Bylaws (the “Bylaws”), our Board is divided into three classes, the members of each of which serve for staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Our directors are divided among the three classes as follows:
•the Class I directors are Stephen E. Courter and Teresa Miles Walsh, and their terms will expire at our annual meeting of stockholders to be held in 2027; and
•the Class II directors are David Chung, Timothy W. Mattox and David D. May, and their terms will expire at our annual meeting of stockholders to be held in 2028; and
•the Class III director is John T. (Jack) McDonald, and his term will expire at the Annual Meeting.
This year’s nominee for election to our Board as Class III director is John T. (Jack) McDonald. The proxies given to the proxy holders will be voted or not voted as directed and, if no direction is given, will be voted “FOR” the nominee. Mr. McDonald serves as our Chairman of the Board. Mr. McDonald is not currently considered an independent director due to his compensation and employment with the Company and, following his intended retirement on April 30, 2026, he will continue to not be considered independent under the applicable requirements of the Nasdaq Global Market listing standards and SEC rules and regulations.
Mr. McDonald has been nominated by our Board upon the recommendation of the Nominating and Governance Committee. Certain biographical information about Mr. McDonald is set forth below, including the director's business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes, or skills that caused the Nominating and Governance Committee to recommend that Mr. McDonald should continue to serve on our Board. There are no family relationships among Mr. McDonald and any of our directors or executive officers.
John T. (Jack) McDonald founded the Company and has served as the Chair of our Board since our founding in July 2010. Additionally, Mr. McDonald has served as our Chief Executive Officer since July 2010 and as our President since August 2025. Mr. McDonald intends to retire from his position as Chief Executive Officer and President on April 30, 2026. Prior to founding Upland in 2010, Mr. McDonald was Chief Executive Officer of Perficient, Inc. (Nasdaq: PRFT), an information technology consulting firm, from 1999 to 2009, and chairman from 2001 to 2010. From 1987 to 1993, Mr. McDonald was an attorney with Skadden, Arps, Slate, Meagher & Flom LLP in New York, focusing on mergers and acquisitions and corporate finance. Mr. McDonald served on the board of directors and member of the Compensation Committee of BigCommerce Holdings, Inc. (Nasdaq: BIGC), from August 2019 to July 2022. Mr. McDonald served as chairman of the Greater Austin Chamber of Commerce and as a member of the board of directors of a number of privately held companies and non-profit organizations. Mr. McDonald holds a B.A. in Economics from Fordham University and a J.D. from Fordham Law School.
We believe that Mr. McDonald is qualified to serve as a member of our Board because of his experience as our Chief Executive Officer and his background in the technology industry, including previously serving as Chair and chief executive officer of a public technology company.
Vote Required
The nominee receiving the highest number of affirmative votes of the shares of Common Stock and Series A Preferred Stock (on an as-converted basis) voting together as a single class, present in person or represented by proxy and entitled to vote for them will be elected as a Class III director to serve until the third annual meeting following their election or until their successor, if any, is duly elected and qualified, or until their earlier death, resignation, or removal. Unless you otherwise instruct, proxies will be voted for election of Mr. McDonald as the Class III director nominee. The Company has no reason to believe that Mr. McDonald will be unable to serve, but in the event that he is unwilling or unable to serve as a director and the Board does not, in that event, choose to reduce the size of the Board, the persons voting the proxy may vote for the election of another person in accordance with their judgment.
Recommendation of the Board
The Board unanimously recommends that stockholders vote “FOR” the election of Mr. McDonald.

DIRECTORS AND CORPORATE GOVERNANCE
Corporate Governance Highlights

Independence
•The Board currently has 6 members, 4 of whom are independent.
•There are three standing committees with all members being independent directors.
•Directors regularly meet without management present with the Lead Independent Director presiding.

Board Practices
•The Board and its standing committees perform self-evaluations on an annual basis.
•Each standing committee operates under a committee charter.
•The Board oversees risk management practices.
•The Board receives information concerning, and provides input on, succession planning.
•The Board has adopted an insider trading policy, a related person transaction policy, corporate governance guidelines, and a code of business conduct and ethics.

Leadership Structure •The Board leadership structure consists of a Chair, a Lead Independent Director and committee chairs.
Directors
The Nominating and Governance Committee of the Board and the Board believe the skills, qualities, attributes, and experience of its directors provide Upland with business acumen and a diverse range of perspectives to engage each other and management to effectively address the evolving needs of Upland and represent the best interests of our stockholders. In the event the nominee for director is elected, following the Annual Meeting, our Board would consist of the following individuals:

Name	Position with Upland	Age as of the Annual Meeting	Director Since
David Chung	Director	58	2022
Stephen E. Courter	Director	71	2014
Timothy W. Mattox	Director	60	2024
David D. May	Lead Independent Director	63	2016
John T. (Jack) McDonald(1)	Director, Chief Executive Officer, President, and Chair	62	2010
Teresa Miles Walsh	Director	62	2020
(1)    Mr. McDonald intends to retire from his position as Chief Executive Officer and President on April 30, 2026.
The following presents biographical information for each of our continuing directors listed above in the table. The biographical information includes the director’s business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes, or skills that caused the Nominating and Governance Committee to recommend that the director should serve on the Board.
David Chung has served as a member of our Board since August 2022. Mr. Chung is a Partner and Co-Chief Investment Officer of HGGC, LLC (“HGGC”). Mr. Chung is a member of HGGC’s Management Committee and Fund IV Investment Committee. He is involved in all aspects of HGGC’s investment sourcing, underwriting, execution and portfolio management and realization. Mr. Chung brings 29 years of experience as a private equity, public equity and hybrid public/private investor. Prior to joining HGGC in December 2016, he was an independent investor through Arrowhead Holdings LLC, an Investment Partner at Blum Capital Partners, a Partner at Standard Pacific Capital, and a Director at KKR, where he began his private equity career in 1995. Previously, he was a strategy consultant at McKinsey & Co. and an investment banker at Hambrecht & Quist. Mr. Chung previously served on the board of directors of Movella, Inc. from 2023 to 2025 and Pathfinder Acquisition Corporation from 2021 to 2023. Additionally, Mr. Chung currently serves on the board of directors of a number of privately held companies. Mr. Chung holds a B.A. in Economics from Harvard University and an M.B.A. from Harvard Business School.
We believe that Mr. Chung is qualified to serve as a member of our Board as a result of his experience in the private equity industry and experience serving in executive and senior management roles.
Stephen E. Courter has served as a member of our Board since September 2014. Mr. Courter is on the faculty of the McCombs School of Business, University of Texas at Austin, which he joined in August 2007, teaching courses in the Masters in Business Administration program and leading study abroad programs in Thailand, Vietnam, India, and Indonesia. From 2006 to 2007, Mr. Courter served as Chief Executive Officer and board member of Broadwing Communications. From 2000 to 2006, Mr. Courter served as Chair and Chief Executive Officer of Neon Communications. From 1998 to 2000, Mr. Courter served a Chief Executive Officer of Enertel, a Dutch telecommunications company based in Rotterdam. Since October 2008, Mr. Courter has served on the board of directors of Cadiz Inc. (Nasdaq: CDZI), a land and water resource development company, where he is the chair of the audit and risk committee and a member of the corporate governance and nominating committee. Mr. Courter holds a B.S. in Finance from The Pennsylvania State University and an M.B.A. from The George Washington University. Mr. Courter holds the rank of Major in the U.S. Army Reserves.
We believe Mr. Courter is qualified to serve as a member of our Board as a result of his experience in executive-level management positions at technology companies and the knowledge he gained from service on the boards of public and private companies.
Timothy W. Mattox has served as a member of our Board since January 2024. Mr. Mattox previously served as President and Chief Operating Officer for Upland from July 2014 until March 2021, and most recently as a Strategic Advisor to Upland from March 2021 until his appointment to the Board. Prior to Upland, Mr. Mattox’s career included extensive strategic, operational, new business, and private equity experience in software, hardware, and web/cloud services. From 1998 to 2013, Mr. Mattox held several leadership positions at Dell, Inc., including Vice President of Corporate Strategy, followed by Vice President of Worldwide Enterprise Product Management. From 1994 to 1998, Mr. Mattox was a Manager at Bain & Company. From 1989 to 1992, Mr. Mattox was a Senior Product Line Manager at Oracle Corporation. Mr. Mattox has led businesses with revenue of $25 million to $10 billion and has a strong track record of stockholder value creation at the corporate and divisional level. Mr. Mattox holds B.S. and M.S. degrees in electrical engineering and computer science from Massachusetts Institute of Technology and an M.B.A. from Stanford’s Graduate School of Business.
We believe that Mr. Mattox is qualified to serve as a member of our Board as a result of his significant software executive leadership experience, as well as his previous understanding and history of the Company.
David D. May has served as a member of our Board since March 2016 and was named Lead Independent Director in October 2017. Mr. May is a Vice President of Luther King Capital Management, and Senior Advisor to LKCM Headwater Investments, which he joined in August 2013. From 2005 to 2013, Mr. May was the co-founder and portfolio manager of Third Coast Capital Management, an Austin-based long-short equity hedge fund formed in 2004. From 1998 to 2003, Mr. May was a co-founder and Managing Partner of Ridgecrest Partners, a New York City-based hedge fund founded in 1998. From 1996 to 1998, Mr. May was a Partner at Ardsley Partners, a Connecticut-based hedge fund, where he served as an analyst and a portfolio manager. Prior to this, he was a Vice President at Luther King Capital Management and served as a portfolio manager for a broad range of investment portfolios and co-founded the LKCM Mutual Funds, serving as President of the Fund Group. Mr. May served on the board of directors of Perficient Inc. (Nasdaq: PRFT), an information technology consulting firm, where he served on the Audit Committee and was the Chair of the Compensation Committee from 2009 to 2013. Mr. May has previously served on the boards of privately held companies and philanthropic organizations. Mr. May holds a B.A. in Business and an M.B.A. from Texas Christian University. He is a CFA charter holder.
We believe that Mr. May is qualified to serve as a member of our Board as a result of his experience as a director of publicly traded technology companies and his background in the institutional investment industry.
John T. (Jack) McDonald founded the Company and has served as our Chair of our Board since our founding in July 2010. His biography is included under the section entitled “Proposal One: Election of Director” above.
Teresa Miles Walsh has served as a member of our Board since March 2020. Ms. Walsh founded Access Media Advisory Limited in the United Kingdom (“AMA”), a corporate advisory boutique focused on media sector clients, in 2003 and Access Media Advisory LLC in the United States in 2008. She currently serves as chief executive officer of both. Ms. Walsh is also a limited partner and registered representative of Pickwick Capital Partners, LLC, a FINRA regulated broker dealer. From 1989 to 2002, Ms. Walsh held positions at Merrill Lynch including Vice Chair and Managing Director, European Telecommunications, Media and Technology (2002), Head of the European Media Investment Banking Group (1997-2002) and other investment banking roles in media, utilities and structured finance groups of the investment banking division at Merrill Lynch (1989-1997). Ms. Walsh was an independent member of the board of directors and chair of the audit committee of Forest

Road Acquisition Corp (NYSE: FRX.U) from November 2020 to June 2021. Ms. Walsh holds a B.A. in Economics, Magna Cum Laude, from Duke University and an M.B.A., with distinction, from the Fuqua School of Business at Duke University.
We believe Ms. Walsh is qualified to serve as a member of our Board as a result of her experience in the international business sector and with mergers and acquisitions, as well as her executive-level management positions with investment banking entities.
Director Qualifications and Information
Director Qualifications — The Board believes that individuals who serve on the Board should have demonstrated notable or significant achievements in business, education, or public service; should possess the requisite intelligence, education, and experience to make a significant contribution to the Board and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of our stockholders. The following are qualifications, experience and skills for Board members which are important to our business and its future:
•Leadership Experience — We seek directors who demonstrate extraordinary leadership qualities. Strong leaders bring vision, strategic agility, diverse and global perspectives, and broad business insight to the Company. They demonstrate practical management experience, skills for managing change, and deep knowledge of industries, geographies, and risk management strategies relevant to the Company. They have experience in identifying and developing the current and future leaders of the Company. The relevant leadership experience we seek includes a past or current leadership role in a major public company or recognized privately held entity; a past or current leadership role at a prominent educational institution or senior faculty position in an area of study important or relevant to the Company; or a past or current senior managerial or advisory position with a highly visible nonprofit organization.
•Finance Experience — We believe that all directors should possess an understanding of finance and related reporting processes. We also seek directors who qualify as an “audit committee financial expert” as defined in the SEC’s rules for service on the Audit Committee.
•Business Experience — We seek directors who have relevant experience in businesses and markets that are relevant to our business and/or to the business of our customers. We value experience in our high priority areas, including corporate finance and public markets, SaaS and cloud based businesses, new or expanding businesses, customer segments or geographies, organic and inorganic growth strategies, existing and new technologies; deep or unique understanding of the Company’s business environments; and experience with, exposure to, or reputation among a broad subset of our customer base.
Director Qualifications Matrix — The Nominating and Governance Committee selects, evaluates and recommends to the full Board qualified candidates for election or appointment to the Board. The Nominating and Governance Committee has developed the following matrix outlining specific qualifications to ensure that the Company’s directors bring to the Board a diversity of experience, background and perspective. The matrix allows the Nominating and Governance Committee to identify areas of expertise and experience that may benefit the Board in the future as well as gaps in those areas that may arise as directors retire. The Nominating and Governance Committee uses this information as part of its process for identifying and recommending new directors for the Board.

DIRECTOR QUALIFICATION MATRIX
	Leadership			Financial
Name of Director	Technical Industry	Academic	Active/Recent CEO	Financial Literacy	Audit Committee Financial Expert
Mr. Chung	X			X	X
Mr. Courter	X	X	X	X	X
Mr. May	X			X	X
Mr. McDonald	X		X	X
Mr. Mattox	X			X
Ms. Walsh	X		X	X	X

Board Corporate Governance Guidelines
Our Board maintains Corporate Governance Guidelines, which are intended to reflect our core values and provide the foundation for our governance and management systems and our interactions with others. A copy of those guidelines is posted on the investor relations portion of our website at https://investor.uplandsoftware.com/governance/governance-documents/default.aspx.
Structure of the Board of Directors
Our business and affairs are managed under the direction of our Board. As noted above, our Board currently consists of six members and is divided into three classes with staggered three-year terms.
Pursuant to the Securities Purchase Agreement (the “Purchase Agreement”) by and between the Company and Ulysses Aggregator, LP, (the “Purchaser”), the holders of a majority of the outstanding shares of Series A Preferred Stock, voting as a separate class, have the right to elect, for so long as Ulysses Aggregator, LP and its affiliates (including HGGC, LLC) beneficially own in the aggregate at least 5% of the shares of Common Stock on a fully diluted basis including the shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock, one member (the “Series A Director”) of the Board. The Series A Director is entitled to serve on each committee of the Board, subject to applicable rules and regulations of the Nasdaq Global Market. As of August 23, 2022, Mr. Chung was appointed as the Series A Director.
We expect that any additional directorships resulting from an increase in the authorized number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of our Board may have the effect of delaying or preventing changes in our control or management.
Our Certificate of Incorporation and Bylaws provide that our directors may be removed only for cause by the affirmative vote of the holders of at least a majority of the voting power of all of our then-outstanding shares of capital stock entitled to vote generally at an election of directors. Our directors are elected by a plurality of the voting power of the shares present in person or represented by proxy and entitled to vote on the election of directors. Our directors hold office until their successors have been elected and qualified or until their earlier resignation or removal.
Director Independence
The Nasdaq Global Market listing standards require that a majority of the members of our Board qualify as “independent” as defined by those standards. In April 2026, our Board, following consultation with our Nominating and Governance Committee, undertook a review of the independence of the directors and nominee for director and considered whether any director or nominee has a material relationship with us that could compromise his or her ability to exercise judgment in carrying out his or her responsibilities. As a result of this review, our Board determined that four of our six current directors, Messrs. Chung, Courter, and May and Ms. Walsh, are “independent directors” as defined under the applicable requirements of the Nasdaq Global Market listing standards and SEC rules and regulations. In making that determination, our Board considered whether each director and nominee has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
Note from our Lead Independent Director
It is my privilege to serve as Upland’s Lead Independent Director, a role I have held since October 2017. I would like to share a few of the important ways our Board works to provide independent oversight of management as fiduciaries to you, our stockholders.
As Lead Independent Director, I work closely with our Chair and our Chief Executive Officer to facilitate continuous communication among management and the Board’s independent directors. Our Board currently has six members, four of whom are independent. It is important to Upland that we have significant input and guidance from independent directors.
Our Board and Upland’s management highly value the input of our independent directors. Our Chief Executive Officer and executive team regularly communicate with our independent directors between meetings of our Board to ensure that they are informed and that the Company has the benefit of their input on a real-time basis.
Finally, our Board participates in an annual self-assessment process conducted by an outside third-party to ensure that the Board is well-functioning and that each director has the opportunity to anonymously communicate their thoughts on the Board’s operation for the prior year and to set goals for the coming year.

I thank you for your support and look forward to serving our stockholders interests as we move forward.

Sincerely,

David D. May
Lead Independent Director

Board Leadership and Lead Independent Director
The Chair of our Board is currently our Chief Executive Officer and President, John T. (Jack) McDonald. As of the date of this Proxy Statement, the roles of Chair of our Board and Chief Executive Officer remain combined. The Board does not have a policy with regard to whether the roles of Chair of our Board and Chief Executive Officer should be separate or combined. Rather, the Board believes that the present structure, which includes a Lead Independent Director with well-defined responsibilities, provides the Company and the Board with exemplary leadership, appropriate independent oversight of management, continuity of experience that complements ongoing Board refreshment and the ability to communicate the Company’s business and strategy to stockholders, the investor community, employees and other stakeholders. Further, the Board believes that Mr. McDonald is best suited to serve as the combined Chair, Chief Executive Officer and President because he has provided the Company with invaluable leadership since our founding, is the director most familiar with our business, and is best suited to lead the discussion and execution of our strategy. As previously disclosed in our Current Report on Form 8-K, filed with the SEC on February 25, 2026, Mr. McDonald has notified the Board of his intention to retire as Chief Executive Officer and President, effective April 30, 2026. Following his retirement, Mr. McDonald will continue to serve as Chair of our Board.
The Company has adopted corporate governance guidelines that provide that one of our independent directors should serve as Lead Independent Director at any time when our Chief Executive Officer serves as the Chair of our Board, or if the Chair is otherwise not independent. Because Mr. McDonald is our Chair, Chief Executive Officer, and President, our Board has appointed Mr. May to serve as Lead Independent Director to preside over periodic meetings of our independent directors, serve as the liaison between our Chair and the independent directors, and perform additional duties as our Board may otherwise determine or delegate from time to time. Following Mr. McDonald’s retirement, Mr. May will continue to serve as Lead Independent Director.
Committees of the Board of Directors
Our Board has a standing Audit Committee, Compensation Committee, and Nominating and Governance Committee. The current members of the committees are identified in the table below:

Name of Director	Audit	Compensation	Nominating And Governance
David Chung	Member	Member	Member
Stephen E. Courter	Chair	Member	—
David D. May	Member	Chair	Member
Teresa Miles Walsh	Member	—	Chair
The continuing members of the committees following the Annual Meeting are expected to remain the same. Messrs. Mattox and McDonald do not serve on any committees.
Audit Committee
Our Audit Committee is composed of Messrs. Chung, Courter, and May and Ms. Walsh, with Mr. Courter serving as chair. Our Board has determined that each of Messrs. Chung, Courter, and May and Ms. Walsh meet the independence requirements of Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Nasdaq Global Market listing standards. Our Board has also determined that Messrs. Chung, Courter, and May and Ms. Walsh qualify as an “audit committee financial expert” within the meaning of SEC regulations.
The primary purpose of the Audit Committee is to discharge the responsibilities of our Board with respect to our accounting, financial, and other reporting and internal control practices and to oversee our independent registered public accounting firm. Specific responsibilities of our Audit Committee include:
•evaluating the performance of our independent registered public accounting firm and determining whether to retain or terminate its services;
•determining and pre-approving the engagement of our independent registered public accounting firm to perform audit services and any permissible non-audit services;
•reviewing and discussing with management and our independent registered public accounting firm the results of the annual audit and the independent registered public accounting firm’s assessment of our annual and quarterly financial statements and reports;
•reviewing with management and our independent registered public accounting firm significant issues that arise regarding accounting principles and financial statement presentation;

•conferring with management and our independent registered public accounting firm regarding the scope, adequacy, and effectiveness of our internal control over financial reporting;
•establishing procedures for the receipt, retention, and treatment of any complaints we receive regarding accounting, internal accounting controls, or auditing matters;
•reviewing and approving related party transactions;
•overseeing compliance with the requirements of the SEC and the Foreign Corrupt Practices Act;
•providing oversight and review of the Company’s risk management policies, including its enterprise risk management program and investment policies; and
•reviewing at least semi-annually the Company’s cybersecurity risk mitigation activities and procedures.
The Audit Committee met 4 times in 2025.
Compensation Committee
Our Compensation Committee is composed of Messrs. Chung, Courter, and May, with Mr. May serving as chair. Our Board has determined that each of Messrs. Chung, Courter, and May are independent within the meaning of applicable Nasdaq Global Market listing standards, is a “non-employee director” as defined in Rule 16b-3 under the Exchange Act and is an “outside director” as that term is defined in Section 162(m) of the Internal Revenue Code of 1986.
The primary purpose of our Compensation Committee is to discharge the responsibilities of our Board to oversee our compensation policies, plans, and programs and to review and determine the compensation to be paid to our executive officers, directors, and other senior management, as appropriate. Specific responsibilities of our Compensation Committee include:
•determining the compensation and other terms of employment of our Chief Executive Officer and reviewing and approving corporate performance goals and objectives relevant to such compensation;
•in consultation with the Chief Executive Officer, determining the compensation and other terms of employment of our other executive officers and reviewing and approving corporate performance goals and objectives relevant to such compensation;
•evaluating, approving, and administering the compensation plans and programs advisable for us and evaluating and approving the modification or termination of existing plans and programs;
•reviewing and approving the terms of any employment agreements, severance arrangements, change-of-control protections, and any other compensatory arrangements for our executive officers and other senior management, as appropriate; and
•reviewing and recommending to our Board the compensation of our directors.
The Compensation Committee may form subcommittees for any purpose that the Compensation Committee deems appropriate and may delegate to such subcommittees such power and authority as the Compensation Committee deems appropriate, except that the Compensation Committee shall not delegate to a subcommittee any power or authority required by law, regulation, or listing standard to be exercised by the Compensation Committee as a whole. The Compensation Committee also has the authority, in its sole discretion, to select and retain any compensation consultant to be used by the Company to assist with the execution of the Compensation Committee’s duties and responsibilities, or to engage independent counsel or other advisers as it deems necessary or appropriate to carry out its duties. The Compensation Committee currently retains the services of a compensation consultant, Korn Ferry, and utilized such services in the last fiscal year.
The Compensation Committee met 5 times in 2025.
Nominating and Governance Committee
Our Nominating and Governance Committee is composed of Messrs. Chung and May and Ms. Walsh, with Ms. Walsh serving as chair. Our Board has determined that each of Messrs. Chung and May and Ms. Walsh are independent within the meaning of applicable Nasdaq Global Market listing standards.
The specific responsibilities of our Nominating and Governance Committee include:
•reviewing proposed changes to the Certificate of Incorporation and the Bylaws and making recommendations to the Board;
•overseeing compliance by the Board with applicable laws and regulations;
•identifying, reviewing, evaluating, and recommending for selection candidates for membership to our Board;

•reviewing, evaluating, and considering the recommendation for nomination of incumbent members of our Board for reelection to our Board and monitoring the size of our Board;
•considering the recommendation for nomination of candidates for election to our Board and proposals submitted by our stockholders;
•reviewing the Company’s environmental, social and governance (“ESG”) position; and
•reviewing the performance of our Board, recommending areas of improvement to our Board, and assessing the independence of members of our Board.
In addition, the Nominating and Governance Committee, in conjunction with management, provides continuing education and learning resources to our Board.
The Nominating and Governance Committee met 4 times in 2025.
Committee Charters
Our Audit Committee, Compensation Committee, and Nominating and Governance Committee operate under written charters adopted by the Board. These charters are posted on the “Investor Relations” page of our website, https://investor.uplandsoftware.com/governance/governance-documents/default.aspx.
Risk Oversight
Our business is subject to various types of risk, including business risks relating to our strategy, competitive position, operations and financial structure, technological risks, legal and compliance risks, and others. Management is responsible for the day-to-day management of risks we face, while our Board, as a whole and through its committees, oversees our enterprise risk management processes implemented by management and regularly reviews reports from members of senior management on areas of material risk. The committees of the Board are charged with overseeing certain types of risks. Our Audit Committee is responsible for overseeing the management of financial and operational risks, including cybersecurity risks. Our Compensation Committee is responsible for overseeing the management of risks relating to executive compensation. Our Nominating and Governance Committee is responsible for overseeing the management of risks relating to corporate governance. Our full Board regularly receives reports from each committee on the management of these risks and is charged with the management of all other risks.
Code of Business Conduct and Ethics
Our Board has adopted a written code of business conduct and ethics that applies to our directors, officers, and employees, including our principal executive officer, principal financial officer, principal accounting officer, and controller, or persons performing similar functions. The code of business conduct and ethics, any amendments that may be adopted from time to time and any waivers of the requirements of the code of business conduct and ethics, are posted on the “Investor Relations” page of our website located at https://investor.uplandsoftware.com/governance/governance-documents/default.aspx.
Communications with the Board of Directors
The Board provides a process for stockholders to send communications to the Board. Any matter intended for the Board, or for any individual member or members of the Board, should be directed to our Corporate Secretary at 900 S. Capital of Texas Highway, Las Cimas IV, Suite 300, Austin, Texas 78746, with a request to forward the communication to the intended recipient or recipients. Our Corporate Secretary monitors these communications and will provide a summary of all received messages to the Board at each regularly scheduled meeting of the Board. Where the nature of a communication warrants, our Corporate Secretary may determine, in his judgment, to obtain the more immediate attention of the appropriate committee of the Board or non-management director, of independent advisers or of Company management, as our Corporate Secretary considers appropriate. Our Corporate Secretary reserves the right not to forward to Board members any abusive, threatening, or otherwise inappropriate materials, or to decide in the exercise of his or her judgment whether a response to any stockholder communication is necessary.
Director Nomination Procedures
The Nominating and Governance Committee has the responsibility for reviewing and recommending to the Board candidates for director positions. The Nominating and Governance Committee will consider nominations made by stockholders. There are no differences in the manner in which the Nomination and Governance Committee evaluates nominees for director based on whether the nominee is recommended by a stockholder or whether the recommendation comes from another source. To have a candidate considered by the Nominating and Governance Committee, a stockholder must submit such stockholder’s recommendation in writing in accordance with the procedures described in the section of this Proxy Statement entitled “Other Matters—2027 Stockholder Proposals or Nominations” and must include the information specified in our Bylaws, including information concerning the nominee and information about the stockholder’s ownership of and agreements related to our stock.

The Nominating and Governance Committee, in evaluating Board candidates, considers issues such as character, integrity, judgment, age, independence, skills, education, expertise, business acumen, business experience, length of service, understanding of our business, and other commitments and the like, all in the context of an assessment of the needs of the Board at the time. The committee’s objective is to maintain a Board of individuals of the highest personal character, integrity, and ethical standards, and that reflects a range of professional backgrounds and skills relevant to our business.
The Nominating and Governance Committee believes that the minimum qualifications for serving as a director are that a nominee demonstrate knowledge of our industry, accomplishment in his or her field, an ability to make a meaningful contribution to the Board’s oversight of our business and affairs, independence under Nasdaq rules, lack of conflicts of interest, and a record and reputation for leadership, integrity and ethical conduct in both his or her professional and personal activities. In addition, the Nominating and Governance Committee examines a candidate’s specific experiences and skills, time availability in light of other commitments, interpersonal skills, and compatibility with the Board, and ability to complement the competency and skills of the other Board members.
The Nominating and Governance Committee annually reviews with the Board the requisite skills and characteristics of Board members, as well as the composition of the Board as a whole. This assessment is based on the factors stated above. In addition, directors are also expected to constructively challenge management through their active participation and questioning. In particular, the Nominating and Governance Committee seeks directors with established strong professional reputations and expertise in areas relevant to the strategy and operations of our business.
In performing its duties, the Nominating and Governance Committee may consult with internal or external legal counsel and expert advisers.
Board Meetings and Attendance
The Board held four meetings in 2025. During 2025, each member of the Board then serving as a director attended 100% of the aggregate of (i) the total number of Board meetings held during the period of such member’s service and (ii) the total number of meetings held by all Board committees on which such member served during the period of such member’s service. Directors are encouraged to attend our annual stockholder meetings. All directors attended the 2025 annual stockholder meeting.

DIRECTOR COMPENSATION
Standard Director Compensation Arrangements
Upland’s non-employee director compensation policy is designed to provide appropriate amount and form of compensation to our non-employee directors.
During the year ended December 31, 2025, the annual retainer for non-employee Board members was $30,000 and the Lead Independent Director received an additional annual retainer of $20,000. Members of our committees, all of whom are non-employee directors, received the following annual cash fees for Board committee service:

Committee	Chair Fee	Member Fee
Audit Committee	$20,000	$10,000
Compensation Committee	$12,000	$5,000
Nominating and Governance Committee	$7,500	$2,500
During the year ended December 31, 2025, non-employee directors were eligible for equity awards pursuant to the 2024 Plan. The 2024 Plan provides for the grant of non-statutory stock options, stock appreciation rights, restricted stock, restricted stock units (“RSUs”), performance units, and performance shares to employees, directors, and consultants. Each person who first becomes a non-employee director may receive an initial grant of RSUs valued at $125,000, as soon as practical after the date such person became a non-employee director. For continuing non-employee directors who served on our Board for at least the preceding six months, an annual award of RSUs valued at $175,000 may be granted. Both initial awards and annual awards of RSUs generally vest in equal quarterly installments beginning approximately on the 3-month anniversary of the grant date, provided the participant continues as a director through such dates. The number shares of RSUs awarded is calculated based on the average closing price of the common stock for 30 days prior to the date of grant, as measured by the closing price of the common stock on the Nasdaq Stock Market.
Members of our Board are also reimbursed for actual expenses incurred in attending Board meetings, if any. The Compensation Committee, in consultation with our independent compensation consultant, periodically reviews our director compensation practices. The Compensation Committee believes that our director compensation is fair, market based, and appropriate in light of the responsibilities and obligations of our directors.
2025 Director Compensation
The following table presents information regarding the compensation earned or paid during 2025 to our non-employee directors who served on the Board during the year ended December 31, 2025. Due to the market value of our stock price and a desire to preserve shares under the 2024 Plan, the Board elected to take a lower annual RSU award in 2025 of 25,000 RSUs. Mr. McDonald, our sole employee director, did not receive compensation for his service as a member of the Board in 2025.

Name of Director	Fees Earned or Paid in Cash	Restricted Stock Units(1)	Total
David Chung	$47,500	$53,000	$100,500
Stephen E. Courter	$55,000	$53,000	$108,000
Timothy W. Mattox	$30,000	$53,000	$83,000
David D. May	$74,500	$53,000	$127,500
Teresa Miles Walsh	$47,500	$53,000	$100,500
(1)    The amounts reported in the column represent the grant date fair value of the annual director grants, computed in accordance with the Financial Accounting Standards Board (the “FASB”) Accounting Standards Codification (“ASC”) 718, Compensation—Stock Compensation, of the 25,000 RSUs granted on October 27, 2025.

The following table presents information regarding the unvested restricted stock units and outstanding option awards held at December 31, 2025 by our non-employee directors who served on the Board during the year ended December 31, 2025.

Name of Director	Unvested Restricted Stock Units	Outstanding Option Awards
David Chung	12,500	—
Stephen E. Courter(1)	12,500	22,012
Timothy W. Mattox	12,500	—
David D. May(1)	12,500	24,809
Teresa Miles Walsh	12,500	—
(1)    Unexercised stock options held by the directors were fully vested as of December 31, 2025.
2026 Director Compensation
Effective April 1, 2026, the annual retainer for non-employee Board members will be $135,000. The Chair of the Board will receive an additional annual cash fee of $50,000 and each committee chair will receive an additional annual cash fee of $15,000. No equity awards are expected to be granted to our non-employee directors during the year ended December 31, 2026.

EXECUTIVE OFFICERS
The following sets forth certain information regarding our executive officers as of April 13, 2026. Additional information pertaining to Mr. McDonald, who is both an officer and a director of Upland, may be found in the section of this Proxy Statement entitled “Directors and Corporate Governance—Directors.” On February 21, 2026, Mr. McDonald informed the Board of his intention to retire as Chief Executive Officer and President effective April 30, 2026. On the same date, the Board appointed Sean Nathaniel to serve as our Chief Executive Officer and President effective May 1, 2026.
Michael D. Hill, 57, has served as our Chief Financial Officer and Treasurer since our founding in July 2010 and as our Corporate Secretary since July 2025. Mr. Hill also served as our Corporate Secretary from March 2015 to March 2019 and Assistant Secretary from July 2010 to March 2015. Prior to joining Upland, Mr. Hill served as Chief Financial Officer of Perficient, Inc. (Nasdaq: PRFT), an information technology consulting firm, from February 2004 to August 2006 and then as its Vice President, Strategic Finance from August 2006 to May 2007. Mr. Hill started his career with Ernst & Young LLP in Austin, in the Assurance and Advisory Business Services practice, from 1991 to 1999. Mr. Hill holds a B.B.A. in Accounting from the University of Texas at Austin.
Daniel Doman, 45, has served as our Chief Product Officer since May 2021, where he oversees product strategy and development, and as our Chief Operating Officer since August 2025. Prior to joining us, Mr. Doman served as Chief Technology Officer and Head of Corporate Development for Khoros from 2019 to 2021 and Senior Vice President of Business & Corporate Development from 2011 to 2019. At Khoros, Mr. Doman was responsible for product strategy, development, and M&A activities. Mr. Doman holds a B.A. in Economics from Northwestern University and an M.B.A. from Carroll School of Management at Boston College.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth the beneficial ownership of our common stock as of the Record Date by:
•each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock, on an as-converted basis;
•each of our named executive officers;
•each of our directors; and
•all of our executive officers and directors as a group.
We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options that are either immediately exercisable or exercisable within 60 days of the Record Date and RSUs vesting within 60 days of the Record Date (not taking into account the withholding of shares of common stock to cover applicable taxes) as well as any unvested restricted stock awards. These shares are deemed to be outstanding and beneficially owned by the person holding the applicable options for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.
Except as otherwise noted below, the address for persons listed in the table is c/o Upland Software, Inc., 900 S. Capital of Texas Highway, Las Cimas IV, Suite 300, Austin, Texas 78746.

	Common Stock		Series A Preferred Stock		Combined Voting Power(1)
Name and Address of Beneficial Owner	Number	Percent(2)	Number	Percent	Number	Percent
5% or Greater Stockholders:
Entities affiliated with HGGC, LLC(3)	251,727	*	115,000	100.0%	7,973,860	21.5%
Jalak Investments, B.V.(4)	2,600,000	8.9%	—	—	2,600,000	7.0%

Named Executive Officers, Nominees, and Directors:
John T. (Jack) McDonald(5)	2,546,292	8.7%	—	—	2,546,292	6.9%
Michael D. Hill(6)	422,333	1.4%	—	—	422,333	1.1%
Daniel Doman(7)	307,099	1.0%	—	—	307,099	*
David Chung(8)	118,234	*	—	—	118,234	*
Stephen E. Courter(9)	139,994	*	—	—	139,994	*
David D. May(10)	209,996	*	—	—	209,996	*
Timothy W. Mattox(11)	412,758	1.4%	—	—	412,758	1.1%
Teresa Miles Walsh(12)	138,240	*	—	—	138,240	*
All executive officers and directors as a group (8 persons) (13)	4,294,946	14.6%	—	—	4,294,946	11.6%

*Represents less than one percent.
(1)    As of the close of business on the Record Date, there were 29,363,201 shares of our Common Stock and 115,000 shares of our Series A Preferred Stock outstanding and entitled to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote on each matter voted upon. Holders of shares of Series A Preferred Stock are entitled to vote with the holders of shares of Common Stock, and not as a separate class, on an as-converted basis. As of the Record Date, the shares of Series A Preferred Stock held by Ulysses Aggregator, LP (“Aggregator LP” or the “Purchaser,” and, the Purchaser, together with each transferee of the Purchaser to whom shares of Series A Preferred Stock or shares of Common Stock that shares of Series A Preferred Stock are converted into, the “Purchaser Parties”) are convertible into an aggregate of 7,722,133 shares of Common Stock, calculated as the sum of the principal investment amount and accrued dividends, divided by the Conversion Price (as defined herein) of $17.50.
(2)    The percentage is based upon 29,363,201 shares of Common Stock issued and outstanding on the Record Date, except as otherwise noted in the footnotes below.

(3)    HGGC Fund IV GP, Ltd. (“Fund IV GP Ltd.”) is the ultimate general partner of Aggregator LP and is the sole member of Ulysses Aggregator GP, LLC (“Aggregator GP”), and its investment committee exercises sole voting and investment discretion over the securities held by Aggregator LP. Aggregator GP exercises sole voting and investment discretion over the securities. Richard F. Lawson, Jr. and J. Steven Young are directors of Fund IV GP Ltd. and therefore may be deemed to beneficially own the reported securities but disclaim such beneficial ownership. 251,727 shares of common stock are directly held by Bloom Acquisitions 1, LP, an affiliate of Aggregator LP. The address and principal business office of Ulysses Aggregator, LP is 1950 University Avenue, Suite 350, Palo Alto, CA 94303.
(4)    Based on a Schedule 13G filed with the SEC on September 30, 2025. Voting and investment power with respect to the shares of common stock owned by Jalak Investments B.V. may be deemed to be held by Petrus van Schaick as the sole shareholder of Jalak Investments B.V. Mr. van Schaick does not directly own the shares of common stock. The address for Jalak Investments B.V. is Beethovenstraat 475, 1083 HK Amsterdam, The Netherlands.
(5)    Includes 363,738 shares held by National Financial Services as Cust FBO J. McDonald RRA. John T. McDonald may be deemed to indirectly beneficially own the shares held by National Financial Services as Cust FBO J. McDonald RRA. The address for National Financial Services as Cust FBO J. McDonald RRA is 499 Washington Blvd, Jersey City, NJ 07310. Does not include 208,333 shares issuable pursuant to unvested RSUs held by Mr. McDonald, 250,000 target number of unvested PSUs held by Mr. McDonald, and 125,000 shares held in a trust for the benefit of Mr. McDonald’s children of which The Bryn Mawr Trust Company of Delaware is the trustee.
(6)    Includes 160,042 shares held by MDH Trust. Michael D. Hill may be deemed to indirectly beneficially own the shares held by MDH Trust. Does not include 130,000 shares issuable pursuant to unvested RSUs held by Mr. Hill.
(7)    Does not include 616,667 shares issuable pursuant to unvested RSUs held by Mr. Doman.
(8)    Does not include 6,250 shares issuable pursuant to unvested RSUs held by Mr. Chung.
(9)    Does not include 6,250 shares issuable pursuant to unvested RSUs held by Mr. Courter. Includes 22,012 shares issuable upon the exercise of options that are currently exercisable.
(10)    Does not include 6,250 shares issuable pursuant to unvested RSUs held by Mr. May. Includes 24,809 shares issuable upon the exercise of options that are currently exercisable.
(11)    Does not include 6,250 shares issuable pursuant to unvested RSUs held by Mr. Mattox.
(12)    Does not include 6,250 shares issuable pursuant to unvested RSUs held by Ms. Walsh.
(13)    Consists of the shares held by our current executive officers and current directors, including 46,821 shares issuable upon the exercise of options that are currently exercisable.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Since January 1, 2025, there has not been, nor is there any proposed transaction which we have been a party, in which the amount involved in the transaction exceeds $120,000, and in which any of our directors, executive officers, beneficial owners of more than 5% of our capital stock, or any immediate family member of or person sharing the household with any of these individuals, had or will have a direct or indirect material interest, other than compensation, termination, and change of control arrangements that are described under the section entitled “Executive Compensation” in this Proxy Statement or that were approved by our Compensation Committee.
Policies and Procedures for Related Party Transactions
On an annual basis, we require each officer and director to complete a questionnaire that solicits information in regards to various matters, including but not limited to,
•other directorships;
•beneficial reporting compliance;
•involvement in certain legal proceedings;
•injunctions or limitations as to engaging in certain activities and information regarding any transactions with related persons such as: any family relationships to any director, executive officer or nominee of the Company;
•any direct or immediate family member material interest in any actual or proposed material transaction to which the Company was or is to be a party; and
•other certain business relationships and transactions with clients that create or appear to create a conflict of interest.
This questionnaire is completed in conjunction with our filing of our annual Proxy Statement. In addition, our directors, officers, and employees are required to comply with our written Code of Business Conduct and Ethics (our “Code of Conduct”) and Related Party Transaction Policy (“RPT Policy”), which require that they perform their duties and exercise judgment on behalf of the Company without influence or impairment, or the appearance of impairment, due to any activity, interest or relationship that arises outside of the Company. Furthermore, Company’s directors, officers, and employees have a duty to avoid all relationships that are or might be conflicts of interest or otherwise comprise the integrity of our business. Our Code of Conduct and RPT Policy require that any time a director, officer or employee believes a conflict of interest could exist, including due to a potential transaction with a related person, he or she should immediately report the situation.
Our Code of Conduct and RPT Policy serve as our policies with respect to transactions with related persons. Any transactions with related persons, as defined by SEC rules and regulations, are subject to limitations on conflicts of interest contained in our Code of Conduct and RPT Policy, and are generally discouraged by us. To the extent any such transactions are proposed, they are subject to the approval by the Audit Committee in accordance with the Audit Committee’s charter. Further, any approved transactions with related persons must be conducted in such a way that no preferential treatment is given to that business.

EXECUTIVE COMPENSATION
This section explains how our executive compensation program is designed and operates with respect to our named executive officers (“NEOs”) listed in the 2025 Summary Compensation Table below. Our NEOs in 2025 were:

Name	Office
John T. (Jack) McDonald*	Chief Executive Officer, President, and Chair
Michael D. Hill	Chief Financial Officer, Treasurer, and Corporate Secretary
Daniel Doman	Chief Product and Operating Officer
*Mr. McDonald informed the Board of his intention to retire from his position of Chief Executive Officer and President effective April 30, 2026 but will remain Chair of the Board.
Executive Summary
Our business philosophy is to build long-term value through the efficient allocation of capital in the enterprise cloud software market. Upland implements this philosophy through go-to-market domain expertise, innovation, and operational efficiency that drive growth in revenue, Adjusted EBITDA (as defined in our Annual Report on Form 10-K filed on March 3, 2026), and cash flow per share. Our executive compensation philosophy aligns to this strategy by focusing on pay for performance through Adjusted EBITDA growth that drives total shareholder return (“TSR”) and aligns our NEOs with stakeholders.
Our Compensation Program Benefits Our Stockholders

What We Do	What We Do Not Do
☑ Rigorous, objective performance goals with aggressive bonus targets	☒ No “golden parachute” gross-ups
☑ Limited perquisites	☒ No hedging/pledging/short sales of company stock
☑ Competitive stock ownership guidelines	☒ No options/SARs granted below FMV
☑ Clawback policy covering performance-based incentive awards	☒ No repricing of options without stockholder approval
☑ Double-trigger and Retention-oriented CIC provisions	☒ No excessive severance
☑ Independent compensation consultant and Board Compensation Committee	☒ No guaranteed salary increases, bonuses, or long-term incentive awards
☑ Annual risk assessment of compensation policies and programs
Stockholder Outreach
We are committed to maintaining an open dialogue with stockholders to understand their views on the Company, its strategy and its governance and compensation practices. Throughout the year, we regularly engage in outreach with investors through public communications. We value the input received during stockholder outreach discussions.
Compensation Philosophy
We compensate our NEOs for achievement of predetermined short term and long term financial and operating goals by having modest base salaries, limited perks, no deferred compensation, pensions or gross ups, while compensation is tied to significant equity value increases to align performance with shareholder return and market-based competitive severance.
Attract, Develop and Retain Key Talent
Our compensation program is designed to attract top tier executives with proper expertise and experience to continue driving our strategic initiatives while being flexible enough to adapt to economic, social, and regulatory changes all while taking into account the external competitive marketplace for compensation programs within our peer companies.
Stockholder Alignment
Our compensation program aligns the interest of our executives with the interest of stockholders by tying a significant majority of total compensation to the creation of long-term stockholder value through awards that are “at-risk”.
Compensation Components
Upland establishes total direct compensation for NEOs consisting of the following components:

•Base Salary: A market salary at the low end of the competitive range that sufficiently covers a fixed income component on which the employee can rely. The fixed salary is set at a level that provides the ability to attract talent and promote long-term retention while allowing Upland to maintain conservative fixed general and administrative expense levels.
•Target Performance Bonus: The performance objectives for bonuses are proposed by management, but are subject to the Compensation Committee’s consideration and ultimately Board approval. The Corporate Bonus Plan objectives are set to support growth in Adjusted EBITDA resulting from increases in operating revenue and the achievement of scale with respect to operating expenses. Additionally, the Compensation Committee has the ability to apply positive and negative discretion to modify performance bonus payments.
•Equity Awards: RSUs and Performance-based RSUs (“PSUs”) reward employees for longer service and TSR growth. Equity award compensation ensures retention of key executives by using longer-term vesting periods and helps maximize our return to stockholders through executive alignment.
Alignment of Pay with Performance
A significant portion of our executive compensation is at risk as it is subject to either achievement of preset performance goals (Target Performance Bonuses) or tied to our stock price performance (RSUs and PSUs). We believe this creates a pay for performance structure that aligns with long-term shareholder returns while providing competitive total compensation for retaining our executives.
Compensation Governance Provisions
The following policies align management and stockholder interests, and mitigate any potential incentive for management to take inappropriate risks:
•Stock Ownership Policy: In April of 2020, we adopted a stock ownership policy under which our NEOs are expected to acquire and hold shares of our common stock with a market value equal to a multiple of their respective base salaries, as indicated in the table below, within seven years of (i) commencement of service in their position or (ii) for NEOs serving in that position in April 2020, from the date of adoption of the policy. Our stock ownership policy more closely aligns the interests of our NEOs with the interests of our stockholders and exposes our NEOs to downside equity performance risk.

Position	Required Multiple of Salary
CEO	6
Other named executive officers	4
As of April 13, 2026, all of our NEOs were targeted to be in compliance with our stock ownership requirements at the end of the seven year measurement period.
•Insider Trading Policy: This policy applies to all employees, directors, and contractors. All employees, directors, and contractors are blocked from selling during predetermined closed selling periods. In addition, executive officers and directors are required to obtain pre-clearance from the Company’s General Counsel prior to making any trades or entering into any 10b5-1 trading plans. This policy is reasonably designed to promote compliance with insider trading laws, rules, and regulations, and any listing standards applicable to the registrant. A copy of our Insider Trading Policy is filed with our Annual Report.
•Hedging and Pledging: All executive officers, directors, and employees are prohibited from engaging in short sales of our securities, establishing margin accounts, pledging our securities as collateral for a loan, buying or selling puts or calls on our securities or otherwise engaging in hedging transactions (such as zero-cost collars, exchange funds, and forward sale contracts) involving our securities under our Insider Trading Policy.

•Clawbacks: The Compensation Committee adopted our current clawback policy in October 2023 to recoup compensation if our financial statements must be restated due to the material noncompliance of the Company with any financial reporting requirement under the applicable U.S. federal securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or to correct an error that is not material to previously issued financial statements but would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. Under the policy, the Compensation Committee shall recover promptly from any person, who is or was an “Executive Officer,” as such term is defined in Rule 10D-1 adopted under the Exchange Act the excess incentive compensation (whether cash- or equity-based) such officer received during the three fiscal years preceding the year the restatement is determined to be required relative to an applicable restated performance measure or target. A copy of our clawback policy is filed with our Annual Report.
Compensation Committee Report
The Compensation Committee has reviewed and discussed the Executive Compensation, included elsewhere in this Proxy Statement, with management, and, based on such review and discussions, the Compensation Committee recommended to the Board that the Executive Compensation be included in this Proxy Statement and incorporated by reference in Upland’s Annual Report on Form 10-K.
Submitted by the Compensation Committee of the Board of Directors:
David D. May (Chair)
David Chung
Stephen E. Courter
Compensation Committee Interlocks and Insider Participation
The following directors served on the Compensation Committee during 2025: David Chung, Stephen E. Courter, and David D. May, none of whom (i) were a Company officer or employee during 2025, (ii) were formerly a Company officer, or (iii) had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. During 2025, none of our executive officers served as a member of a board of directors or as a member of a compensation committee of any entity that has one or more individuals serving as a member on our Board or any committee of our Board.
Summary Compensation Table
The following table provides information regarding the compensation awarded to or earned during our fiscal years ended December 31, 2025, 2024, and 2023 by our NEOs.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)		Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
John T. (Jack) McDonald Chief Executive Officer, President, and Chair	2025	500,000	—	4,235,000	(3)	—	39,820	(2)	4,774,820
	2024	500,000	—	3,202,500		163,684	37,330		3,903,514
	2023	325,000	250,000	2,325,000		—	15,546		2,915,546

Michael D. Hill Chief Financial Officer, Treasurer, and Corporate Secretary	2025	300,000	—	317,800		—	—		617,800
	2024	300,000	—	429,000		61,382	—		790,382
	2023	300,000	75,000	852,000		—	—		1,227,000

Daniel Doman Chief Product and Operating Officer	2025	447,917	—	1,286,500		—	—		1,734,417
	2024	375,000	—	643,500		30,691	—		1,049,191
	2023	300,000	—	852,000		—	—		1,152,000

(1)    The amounts reported in the “Stock Awards” column do not reflect compensation actually received by the NEO but represent the aggregate grant date fair value computed in accordance with ASC 718, Compensation—Stock Compensation (“ASC 718”). The valuation assumptions used in determining such amounts are described in “Note 2 – Summary of Significant Accounting Policies” and “Note 12 – Stockholders’ Deficit” of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed on March 3, 2026.
(2)    Mr. McDonald’s other compensation relates to amounts paid for executive administrative assistance in 2025.
(3)    For Mr. McDonald, the grant date fair value of his 2025 PSU was $3,100,000 (per share fair value of $12.40 using the Monte Carlo simulation model) times the target number of PSUs (250,000). If maximum performance levels were achieved, the award would vest at 300% of the target number of the PSUs, which, based on the closing price of a share of our common stock on the grant date of the 2025 PSU would have been a grant date value of $3,405,000.
Outstanding Equity Awards At Fiscal Year-End Table
The following table provides information about outstanding equity awards held by each of our NEOs at December 31, 2025.

Name	Number of shares or units of stock that have not vested		Market value of shares or units of stock that have not vested(1)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested		Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested

John T. (Jack) McDonald (10)	83,333	(2)	$119,166
	166,667	(3)	$238,334
				250,000	(4)	$357,500

Michael D. Hill	33,333	(5)	47,666
	46,667	(6)	66,734

Daniel Doman	50,000	(7)	71,500
	100,000	(8)	143,000
	291,667	(9)	417,084
(1)    Market value calculated using the closing price of our common stock as of December 31, 2025 of $1.43.
(2)    Represents the remaining unvested RSUs of an original award of 250,000 RSUs that vest pursuant to the following vesting schedule: twelve equal quarterly installments starting on 3/16/2024 and ending on 12/16/2026, subject to executive continuing to be a service provider to the Company on each applicable date, except as otherwise specified in the Executive Employment Agreement between the Company and Mr. McDonald.
(3)    Represents the remaining unvested RSUs of an original award of 250,000 RSUs that vest pursuant to the following vesting schedule: twelve equal quarterly installments starting on 3/16/2025 and ending on 12/31/2027, subject to executive continuing to be a service provider to the Company on each applicable date, except as otherwise specified in the Executive Employment Agreement between the Company and Mr. McDonald.
(4)    The number of PSUs reported is based on achievement of threshold performance. The market value was calculated using the closing price of our common stock as of December 31, 2025 of $1.43. PSUs are earned based upon the achievement of the absolute total shareholder return (“TSR”) goals set forth below during the period beginning on February 28, 2025 and ending on February 28, 2028 (the “Performance Period”) in accordance with the following schedule, will vest on the Vesting Dates (as defined below):

Absolute TSR	Number of Performance Units Vesting as a Percentage of Target Performance Units	Threshold/Target/Maximum
20.00%	300%	Maximum
19.25%	275%
18.50%	250%
16.75%	225%
15.00%	200%
13.75%	175%
12.50%	150%
11.25%	125%
10.00%	100%	Target
8.75%	87.5%
7.50%	75%
6.25%	62.5%
5.00%	50%	Threshold
< 5.00%	0%
Stock price hurdles will be calculated based on the average closing price of Upland Common Stock on all trading days for the trailing thirty (30) calendar days measured thirty (30) calendar days after the blackout period opens after earnings are released for FY 2024 (the “Reference Price”).

The Reference price was determined to be $2.85. Each stock price hurdle will be achieved on the first date on which the closing price of a Share for any thirty (30) consecutive trading days immediately preceding such date during the Performance Period equals or exceeds a stock price hurdle calculated by multiplying the corresponding Absolute TSR hurdle listed above by the Reference Price (the “Vesting Date”). Following achievement of any stock price hurdle, the number of Performance Units earned with respect to such stock price hurdle cannot subsequently be earned upon achievement of the same stock price hurdle or forfeited if the price per Share falls below such stock price hurdle. At the end of the Performance Period, a number of Performance Units (if any) will vest based on the closing price per Share on the last day of the Performance Period using linear interpolation.
To receive the vesting of the Performance Units described above, Mr. McDonald must continue to be a Service Provider through the Vesting Date, except as otherwise specified in the Executive Employment Agreement between the Company and Mr. McDonald. Any Performance Units which have not vested following the completion of the Performance Period shall immediately expire and be forfeited.
(5)    Represents the remaining unvested RSUs of an original award of 100,000 RSUs that vest pursuant to the following vesting schedule: twelve equal quarterly installments starting on 3/16/2024 and ending on 12/16/2026, subject to executive continuing to be a service provider to the Company on each applicable date.
(6)    Represents the remaining unvested RSUs of an original award of 70,000 RSUs that vest pursuant to the following vesting schedule: twelve equal quarterly installments starting on 3/16/2025 and ending on 12/16/2027, subject to executive continuing to be a service provider to the Company on each applicable date.
(7)    Represents the remaining unvested RSUs of an original award of 150,000 RSUs that vest pursuant to the following vesting schedule: twelve equal quarterly installments starting on 3/16/2024 and ending on 12/16/2026, subject to executive continuing to be a service provider to the Company on each applicable date.
(8)    Represents the remaining unvested RSUs of an original award of 150,000 RSUs that vest pursuant to the following vesting schedule: twelve equal quarterly installments starting on 3/16/2025 and ending on 12/16/2027, subject to executive continuing to be a service provider to the Company on each applicable date.
(9)    Represents the remaining RSUs of an original award of 350,000 RSUs that vest pursuant to the following vesting schedule: twelve equal quarterly installments starting on 9/16/2025 and ending on 6/16/2028, subject to executive continuing to be a service provider to the Company on each applicable date.
(10)    As described in the Executive Employment and Other Arrangements discussion, all of Mr. McDonald’s outstanding unvested equity awards will accelerate and vest in full (with any equity awards with performance-based vesting conditions vesting at the target level) if Mr. McDonald is terminated by the Company without cause or resigns for good reason (as defined in his employment agreement).
Executive Employment and Other Arrangements
A summary of our at-will employment agreements as of December 31, 2025 with our NEOs and other arrangements with our NEOs providing for potential employment termination-based compensation is set forth below.
John T. (Jack) McDonald. Mr. McDonald is party to an employment agreement with us dated March 28, 2017, as amended on March 13, 2019, November 12, 2020 and on January 30, 2024. This employment agreement has no specific term and constitutes at-will employment. Mr. McDonald’s original employment agreement provided for a base salary of $325,000, subject to annual review and adjustment by the Board. On January 30, 2024, Mr. McDonald and the Company entered into Amendment #3 to this employment agreement to increase his base salary to $500,000, subject to annual review and adjustment by the Board and, as discussed in further detail in the section entitled “Potential Payments upon Termination or Change in Control”, to provide for single trigger accelerated vesting of his unvested equity awards and to clarify that Mr. McDonald’s transition to service as a member of the Board or as a consultant shall be deemed a continuation of his service for purposes of satisfying any service-based vesting requirements under his outstanding equity awards. Mr. McDonald is also eligible to receive employee benefits that are substantially similar to those of our other employees. His original employment agreement set forth his target bonus at 100% of his then-current base salary. On March 13, 2019, Mr. McDonald and the Company entered into Amendment #1 to this employment agreement to increase his target bonus to 200% of his then-current base salary. On November 12, 2020, Amendment #2 contained the same terms as Amendment #1, and noted that the amounts could be lower or greater contingent on actual performance. Payment of any bonus to Mr. McDonald is subject to approval by our Board.
Michael D. Hill. Mr. Hill is party to an employment agreement with us dated March 28, 2017, as amended on March 13, 2019 and on November 12, 2020. Mr. Hill’s employment has no specific term and constitutes at-will employment. Mr. Hill’s employment agreement, as amended, provides for a base salary of $300,000, subject to annual review and adjustment by the Board. Mr. Hill is also eligible to receive employee benefits that are substantially similar to those of our other employees. His employment agreement sets forth his target bonus, which is set at 125% of his base salary.
Daniel Doman. Mr. Doman is party to an employment agreement with us dated November 1, 2022. Mr. Doman’s employment has no specific term and constitutes at-will employment. Mr. Doman’s employment agreement, provided for a base salary of $300,000 subject to annual review and adjustment by the Board. Mr. Doman’s base salary was increased to $375,000 effective January 2024 and increased to $500,000 effective June 1, 2025. Mr. Doman is also eligible to receive employee benefits that are substantially similar to those of our other employees. Mr. Doman’s employment agreement sets forth his target bonus, which is set at 50% of his then-current base salary.

Potential Payments upon Termination or Change in Control
The information below describes certain compensation that would have become payable to our NEOs under existing plans and contractual arrangements assuming a termination of employment and change of control of the Company. We have cash severance arrangements for our NEOs, partial acceleration of unvested equity awards, acceleration of unvested awards upon death or disability, “double trigger” vesting acceleration for equity awards of all NEOs and in the case of Mr. McDonald and Mr. Doman, full acceleration of equity awards in the event either is terminated by the Company without “cause” or resigns for “good reason” whether or not in connection with a change in control, each as described below.
Cash Severance Payments
As described above under “Executive Employment and Other Arrangements” the Company has entered into an employment agreement with each of our NEOs. Under these agreements if the NEO is terminated for any reason other than “cause” or resigns for “good reason”, the Company will be obligated to pay the NEO as severance (i) earned but unpaid bonus, (ii) 100% of his or her then current monthly base salary for 12 months, and (iii) reimburse the NEO for any health care benefit continuation premiums for a period of 12 months, provided the NEO timely elects continuation of coverage under COBRA or applicable state law; provided further, that such COBRA premium reimbursements shall terminate upon commencement of new employment by an employer that offers health care coverage to its employees.
Death or Disability
All equity awards contain provisions that accelerate the vesting of outstanding unvested awards upon the death or permanent disability of the holder. These provisions are generally applicable to all of our employees, including executive officers.
Acceleration of Equity Awards upon Termination without Cause or Resignation with Good Reason
Mr. Hill’s equity grant agreements provide that if he leaves for good reason or is terminated other than for cause (as defined in his employment agreement) prior to completion of the vesting schedule, he will vest in enough additional units or shares as is necessary so that the total vested units or shares equals the amount that would have vested as of the termination date assuming the vesting over thirty-six equal monthly installments starting on January 1 of the year of grant. This means that Mr. Hill may receive no additional vesting, or up to two months of additional vesting, upon a termination without cause or a resignation for good reason.
In the case of Mr. McDonald and Mr. Doman, their employment agreements were amended in 2024 and 2026, respectively, to provide that if either leaves for good reason or is terminated other than for cause (as each is defined in the respective employment agreement) any equity awards that are outstanding and unvested at the time of such termination shall become fully vested effective upon the date of such termination. Any equity awards with performance-based vesting conditions held by Mr. McDonald shall vest at the target level. Mr. Doman does not hold any equity awards with performance-based vesting conditions. In addition, under Amendment #3 to Mr. McDonald’s employment agreement, if Mr. McDonald were to transition to a role as member of the Board or consultant of the Company, his service would be deemed to continue for purposes of satisfying any vesting requirements under the terms of his equity awards, and if he is terminated not for cause or leaves for good reason (as such terms are defined in his employment agreement), his equity would vest in full, with any equity awards with performance-based vesting conditions vesting at the target level.
Double Trigger Vesting Acceleration of Equity Awards
The equity award agreements for the other NEOs provide for “double trigger” vesting acceleration of unvested awards, such that the vesting with respect to 100% of their outstanding and unvested awards will be accelerated in the event of their termination without cause or resignation with good reason in connection with change of control (as each is defined in the applicable equity grant documentation with such NEOs).
Definitions
For purposes of each named executive’s equity grant documentation and employment agreement:
“Cause” means (i) Executive’s willful failure to perform the duties and obligations of executive’s position with the Company; (ii) any material act of personal dishonesty, fraud or misrepresentation taken by executive which was intended to result in substantial gain or personal enrichment of executive at the expense of the Company; (iii) executive’s violation of a federal or state law or regulation applicable to the Company’s business which violation was or is reasonably likely to be materially injurious to the Company; (iv) executive’s conviction of, or plea of nolo contendere or guilty to, a felony under the laws of the United States or any State, excluding felonies for minor traffic violation and vicarious liability (so long as executive did not know of the felony and did not willfully violate the law); or (v) executive’s material breach of the terms of that executive’s employment agreement or proprietary information agreement.

“Good Reason” means, (i) without executive’s consent, a material reduction of executive's duties or responsibilities relative to executive’s duties or responsibilities as in effect immediately prior to such reduction; provided, however, any reduction in executive's duties or responsibilities resulting solely from the Company being acquired by and made a part of a larger entity shall not constitute Good Reason; (ii) without executive’s written consent, a material reduction in the base salary of executive as in effect immediately prior to such reduction, unless such reduction is part of a reduction in expenses generally affecting senior executives of the Company; (iii) without executive's consent, a material reduction by the Company in the kind or level of employee benefits to which executive was entitled immediately prior to such reduction, with the result that executive's overall benefits package is materially reduced, unless such reduction is part of a reduction in benefits generally affecting senior executives of the Company or (iv) without executive’s consent, his relocation to a facility or a location more than twenty-five (25) miles from his present working locations. Good Reason shall not exist unless executive provides (i) notice to the Company within ninety (90) days of the initial existence of the condition triggering Good Reason and (ii) the Company the opportunity of at least thirty (30) days to cure such condition.
For purposes of each named executive’s equity documentation:
A “Change in Control” with respect to the Company generally includes: (i) an acquisition by one person or a group of persons of at least 50% of the combined voting power of the Company; (ii) a sale of substantially all of the Company’s assets to an entity that is not a subsidiary of the Company; and (iii) certain replacements of a majority of the directors of the Board unless the election of each new director was approved by a vote of a requisite number of the incumbent directors; provided that in the case of an acquisition of at least 50% of the combined voting power or a sale of substantially all of the Company’s assets certain transactions will not be deemed to be a change in control, including an acquisition by a person who owns, directly or indirectly, more than 50% or more of the total voting power of stock of the Company prior to the transaction.

PAY VERSUS PERFORMANCE
As required by Section 953(a) of the Dodd-Frank Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid and certain financial performance of the Company for each of the last three reporting years.
The table below presents information on the compensation of our Chief Executive Officer and our other named executive officers (“NEOs”) in comparison to certain performance metrics for 2025, 2024, and 2023. We are permitted to report as a “smaller reporting company” as defined under the U.S. federal securities laws. Accordingly, we have not included a tabular list of financial performance measures, and the table below does not include a column for a “Company-Selected Measure” as defined in Item 402(v) of Regulation S-K.
Pay Versus Performance Table

Year(1)	Summary Compensation Table Total for PEO(2) ($)	Compensation Actually Paid to PEO(1)(3) ($)	Average Summary Compensation Table Total for Non-PEO NEOs(1)(4) ($)	Average Compensation Actually Paid to Non-PEO NEOs(1)(5) ($)	Value of Initial Fixed $100 Investment Based on Total Shareholder Return(6)	Net Loss (in millions) ($)
2025	4,774,820	785,553	1,176,109	519,134	20.06	(40.4)
2024	3,903,514	5,048,872	1,054,128	943,200	60.87	(112.7)
2023	2,915,546	1,065,152	1,286,574	604,442	59.33	(179.9)
(1)    The PEO in all reporting years is John T. (Jack) McDonald. The NEOs in the 2025 reporting year are: Michael D. Hill and Daniel Doman. The NEOs in the 2024 reporting year are: Michael D. Hill, Matt Breslin, Karen Cummings, Daniel Doman, and Oliver Yates. The NEOs in the 2023 reporting year are: Michael D. Hill, Daniel Doman, Oliver Yates, and Paul Miller.
(2)    The dollar amounts reported are the amounts of total compensation reported for Mr. McDonald for each corresponding year in the “Total” column of the Summary Compensation Table (“SCT”). Refer to “Executive Compensation—Summary Compensation Table.”
(3)    The dollar amounts reported represent the amount of compensation actually paid (“CAP”) to Mr. McDonald, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. McDonald during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following “Pay Versus Performance Calculation Detail” table displays the adjustments made to Mr. McDonald’s total compensation for each year to determine the CAP.
(4)    The dollar amounts reported represent the average of the amounts reported for the Company’s NEOs as a group (excluding the PEO) in the “Total” column of the SCT in each applicable year.
(5)    The dollar amounts reported represent the average amount of CAP to the NEOs as a group (excluding the PEO), as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the NEOs as a group (excluding the applicable PEO) during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following “Pay Versus Performance Calculation Detail” table displays the adjustments made to the NEOs’ (excluding the applicable PEO) total compensation for each year to determine the CAP.
(6)    Represents the year-over-year value, as of the end of the applicable fiscal year, of a hypothetical initial investment of $100 made on December 31, 2022 in the Company. The Company has not paid any cash dividends and, therefore, the Cumulative TSR calculation on its Common Stock is based solely upon stock price appreciation or depreciation and does not include any reinvestment of cash dividends.
Pay Versus Performance Calculation Detail

	PEO			NEO AVERAGE
	2025	2024	2023	2025	2024	2023

Summary Compensation Table Total	$4,774,820	$3,903,514	$2,915,546	$1,176,109	$1,054,128	$1,286,574
Less: Reported Fair Value of Equity Awards(1)	$(4,235,000)	$(3,202,500)	$(2,325,000)	$(802,150)	$(587,730)	$(910,013)
Add: Year-End Fair Value of Equity Awards Granted in the Year and Remain Unvested	$595,834	$723,335	$845,997	$313,409	$439,787	$306,673
Add: Change in Fair Value of Equity Awards Granted in Prior Years and Remain Unvested	$(242,499)	$(14,584)	$(259,791)	$(121,250)	$4,492	$(114,190)
Add: Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	$185,520	$3,764,686	$139,336	$139,451	$105,127	$151,527
Add: Changes in Fair Value of Equity Awards Granted in Prior Years that vested in the Year	$(293,122)	$(125,579)	$(250,936)	$(186,435)	$(72,604)	$(116,129)
Compensation Actually Paid	$785,553	$5,048,872	$1,065,152	$519,134	$943,200	$604,442
(1)    The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” columns in the Summary Compensation Table for the applicable year. Refer to “Executive Compensation—Summary Compensation Table.”

Analysis of the Information Presented in the Pay versus Performance Table
As described in more detail in the section “Executive Compensation,” the Company’s executive compensation program reflects a variable and at-risk pay philosophy, with a significant portion of our NEOs pay tied to our stock price performance, which is reflected in the CAP amounts shown in the tables above and below. In accordance with Item 402(v) of Regulation S-K, the Company is providing the following descriptions of the relationships between information presented in the “Pay Versus Performance Table” above.
Compensation Actually Paid and Cumulative TSR
The relationship between (a) the amount of compensation actually paid to Mr. McDonald and the average amount of compensation actually paid to the Company’s NEOs as a group (excluding Mr. McDonald) and (b) the Company’s cumulative TSR over the period is reflected below.
Compensation Actually Paid and Net Loss
The relationship between (a) the amount of compensation actually paid to Mr. McDonald and the average amount of compensation actually paid to the Company’s NEOs as a group (excluding Mr. McDonald) and (b) the Company’s net loss for the years ended December 31, 2023, 2024, and 2025 is reflected in the graph below.

Compensation Actually Paid (CAP) vs Net Loss
6000000
4000000
2000000
0
$120.00
$—
$(120.00)
$(240.00)
$(179.90)
$(112.70)
$(40.40)
2023
2024
2025
PEO
NEOs Avg
Net Loss (in millions)

AUDIT COMMITTEE REPORT
The following report of the Audit Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by Upland under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.
The Audit Committee provides assistance to our Board in fulfilling its legal and fiduciary obligations in matters involving the Company’s accounting, auditing, financial reporting, internal control, and legal compliance functions by approving the services performed by the Company’s independent accountants and reviewing their reports regarding the Company’s accounting practices and systems of internal accounting controls as set forth in a written charter adopted by our Board. The Company’s management is responsible for preparing the Company’s financial statements and the independent registered public accountants are responsible for auditing those financial statements. The Audit Committee is responsible for overseeing the conduct of these activities by the Company’s management and the independent registered public accountants.
In this context, the Audit Committee has met and held discussions with management and the independent registered public accountants. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accountants.
In connection with the 2025 audit, the Audit Committee has:
•reviewed and discussed with management our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2025 with Ernst & Young LLP, the Company’s independent registered public accounting firm;
•discussed with Ernst & Young LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and approved by the SEC; and
•received from and discussed with Ernst & Young LLP the written disclosures and the letter from Ernst & Young LLP required by the PCAOB regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, and discussed with Ernst & Young LLP the firm’s independence from the Company and considered whether Ernst & Young LLP’s provision of non-audit services to the Company is compatible with maintaining the firm’s independence from Company.
Based on the review and discussions described in the preceding bullet points, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2025 for filing with the SEC.
The Audit Committee has adopted a charter and a process for pre-approving services to be provided by the Company’s independent registered public accounting firm.
The members of the Audit Committee have been determined to be independent in accordance with the requirements of the Nasdaq listing standards and the requirements of Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended.
Respectfully submitted on , 2026, by the members of the Audit Committee of the Board:
Stephen E. Courter (Chair)
David Chung
David D. May
Teresa Miles Walsh

PROPOSAL TWO: RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed KPMG LLP (“KPMG”) as our independent registered public accounting firm and auditors of our consolidated financial statements for the fiscal year ending December 31, 2026.
At the Annual Meeting, the stockholders are being asked to ratify the appointment of KPMG as our independent registered public accounting firm for 2026. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. Even if this appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interest of Upland and our stockholders. Representatives of KPMG are expected to be present at the Annual Meeting to make a statement if such representatives desire to do so and to respond to appropriate questions.
Change in Auditor
As previously reported, on March 9, 2026 the Audit Committee approved (1) the dismissal of Ernst & Young LLP (“EY”) as the Company’s independent registered public accounting firm, effective immediately, and (2) the appointment of KPMG as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026, and related interim periods. The reports of EY on the consolidated financial statements of the Company as of and for the fiscal years ended December 31, 2025 and 2024 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.
During the fiscal years ended December 31, 2025 and 2024, and during the subsequent interim period through March 10, 2026: (1) there were no “disagreements” (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304) between the Company and EY on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures which, if not resolved to the satisfaction of EY would have caused EY to make reference to the matter in their reports, and (2) there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K and the related instructions).
EY’s letter to the SEC stating its agreement with the statements in the two foregoing paragraphs was filed as an exhibit to our Current Report on Form 8-K filed with the SEC on March 13, 2026.
Fees Paid to Ernst & Young LLP
The following table sets forth the fees paid to Ernst & Young LLP for the years ended December 31, 2025 and 2024.
Audit and Non-Audit Fees

	Years Ended December 31,
	2025	2024
Audit fees (1)	$1,585,000	$1,795,000
Audit-related fees(2)	—	10,000
Tax fees(3)	18,033	222,000
Total	$1,603,033	$2,027,000

(1)    Audit fees relate to professional services rendered in connection with the audit of our annual financial statements included in our Annual Report on Form 10-K and quarterly reviews of financial statements in our Quarterly Reports on Form 10-Q.
(2)    Audit-related fees represent services that were provided in connection with the issuance of consents and comfort letters.
(3)    Tax fees relate to non-recurring technical fees associated with technical tax advice and international tax planning as well as tax compliance and tax return preparation services.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services Performed by the Independent Registered Public Accounting Firm
We maintain an auditor independence policy that bans our auditors from performing non-financial consulting services, such as information technology consulting and internal audit services. This policy mandates that our Audit Committee approve the audit and non-audit services and related budget in advance, and that our Audit Committee be provided with quarterly reporting on actual spending. This policy also mandates that we may not enter into auditor engagements for non-audit services without the express approval of our Audit Committee. In accordance with this policy, our Audit Committee pre-approved all services to be performed by our independent registered public accounting firm.

Vote Required
You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. Approval of Proposal Two requires a “FOR” vote from a majority of the shares of our Common Stock and Series A Preferred Stock (on an as-converted basis) present at the meeting or represented by proxy and voting as a single class at the Annual Meeting. Proposal Two is a routine matter and no broker non-votes are expected to exist in connection with Proposal Two. Abstentions and broker non-votes will not be counted as votes cast and will, therefore, have no effect on the outcome of the vote.
Recommendation of the Board
The Board unanimously recommends that stockholders vote “FOR” the ratification of the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026.

PROPOSAL THREE: ADVISORY VOTE ON EXECUTIVE COMPENSATION
The Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory or nonbinding basis, the compensation of our NEOs as disclosed in this Proxy Statement in accordance with the SEC’s rules.
Our Compensation Committee and our Board believe that our compensation program for our NEOs, as described in the section entitled “Executive Compensation” the compensation tables and the related narratives and other materials in this Proxy Statement reflects our goals of linking our executive compensation with our performance. Our Compensation Committee and our Board believe that the executive compensation program is rational and effective in that it aligns the interests of our executive officers with both the short-term and long-term interests of our stockholders, and enables us to support, attract, and retain the best talent and support a high-performance culture by rewarding excellence and achievement.
This proposal gives you as a stockholder the opportunity to endorse or not endorse the compensation of our NEOs through the following resolution:
“RESOLVED, that the Company’s compensation program for NEOs, as described in the section entitled “Executive Compensation” the compensation tables and the related narratives and other materials in this Proxy Statement are hereby approved.”
Because this vote is advisory, it will not be binding upon our Board or our Compensation Committee. However, our Compensation Committee will strongly consider the outcome of the vote when determining future executive compensation arrangements. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies, and practices described in this Proxy Statement.
Vote Required
You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. Approval of Proposal Three requires a “FOR” vote from a majority of the shares of our Common Stock and Series A Preferred Stock (on an as-converted basis) present at the meeting or represented by proxy as a single class and voting at the Annual Meeting. Abstentions and broker non-votes will not be counted as votes cast and will, therefore, have no effect on the outcome of the vote.
Recommendation of our Board of Directors
The Board unanimously recommends that stockholders vote “FOR” the approval of the advisory vote on the compensation of our NEOs.

PROPOSAL FOUR: APPROVAL OF THE ADOPTION OF AN AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF OUR COMMON STOCK
General
The Board has unanimously approved and declared advisable, and has recommended that the stockholders approve the adoption of an amendment to the Certificate of Incorporation to effect the Reverse Split of our Common Stock at any whole number between, and inclusive of, one-for-five to one-for-30 (the “Reverse Split Amendment”). Approval of this Reverse Split Proposal will grant the Board the authority, but not the obligation, to file the Reverse Split Amendment to effect the Reverse Split no later than February 24, 2027, with the exact ratio and timing of the Reverse Split to be determined at the discretion of the Board. The exact split ratio selected by the Board will be publicly announced prior to the effectiveness of the Reverse Split. The Board’s decision whether or not (and when) to effect the Reverse Split, and at what whole number ratio to effect the Reverse Split, will be based on a number of factors, including market conditions, existing and anticipated trading prices for our Common Stock and the continued listing requirements of the Nasdaq Global Market. The Board believes that providing the Board with this generalized grant of authority with respect to setting the split ratio, rather than mere approval of a pre-defined reverse stock split, will give the Board the flexibility to set the ratio in accordance with current market conditions and therefore allow our Board to act in the best interests of the Company and our stockholders. If the Board does not implement the Reverse Split before February 24, 2027, the authority granted in this proposal to file the Reverse Split Amendment to effect the Reverse Split would terminate. Further, if the stockholders do not approve this Reverse Split Proposal, the Board will not be authorized to file the Reverse Split Amendment to effect the Reverse Split.
The Reverse Split Amendment relating to this Reverse Split Proposal, which we would file with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) to implement the Reverse Split, is attached to this Proxy Statement as Appendix A.
Nasdaq Notice Regarding Our Failure to Comply with Nasdaq’s “Minimum Bid Price” Requirement
Our Common Stock trades on the Nasdaq Global Market, which we believe helps support and maintain liquidity for our stock. Companies listed on the Nasdaq Global Market, however, are subject to various rules and requirements imposed by the Nasdaq Global Market that a listed company must satisfy to continue having its stock listed on the exchange. One of those standards is the “minimum bid price” requirement, which requires that the bid price of the stock of a listed company be at least $1.00 per share. A listed company risks being delisted and removed from the Nasdaq Global Market if the closing bid price of its stock remains below $1.00 per share for an extended period of time.
As disclosed in our Current Report on Form 8-K filed with the SEC on April 10, 2026, we received notice on April 7, 2026 from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) that the closing bid price for our Common Stock on the Nasdaq Global Market had been below $1.00 for 30 consecutive business days and that, as a result, we were not in compliance with the minimum bid price requirement under Nasdaq Listing Rule 5450(a)(1) (the “Bid Price Rule”). The notice stated that pursuant to Nasdaq Listing Rule 5810(c)(3)(A), we would have 180 calendar days, until October 5, 2026 (the “Compliance Date”), to regain compliance. For us to regain compliance with the minimum bid price requirement, our Common Stock must have a closing bid price of $1.00 or more for 10 consecutive business days. Under certain circumstances, however, to ensure that a company can sustain long-term compliance, the Nasdaq Global Market may require the closing bid price to equal or exceed the $1.00 minimum bid price requirement for more than 10 consecutive business days before determining that the Company complies. Our Common Stock is continuing to trade on the Nasdaq Global Market under the symbol “UPLD” during this 180-day period.
If we do not regain compliance with the Bid Price Rule by the Compliance Date, we may be eligible for an additional 180-calendar day compliance period. To qualify, we would need to transfer the listing of our Common Stock to the Nasdaq Capital Market, provided that we meet the continued listing requirement for the market value of publicly held shares and all other initial listing standards, with the exception of the Bid Price Rule. To effect such a transfer, we would also need to pay an applicable fee to Nasdaq and provide written notice to Nasdaq of our intention to cure the deficiency during the additional compliance period.
If we do not regain compliance with the Bid Price Rule by the Compliance Date and we are not eligible for an additional compliance period at that time, Nasdaq will provide written notification to us that our Common Stock may be delisted. At that time, we may appeal that delisting determination to a Nasdaq Listing Qualifications Panel (the “Panel”). We expect that our Common Stock would remain listed pending the Panel’s decision. There can be no assurance that, if we do appeal the delisting determination to the Panel, that appeal would be successful.
If our Common Stock is delisted from Nasdaq, the only established trading market for our Common Stock would be eliminated and we would be forced to list our shares on the OTC Markets or another quotation medium, depending on our ability to meet the specific listing requirements of those quotation systems. As a result, an investor would likely find it more difficult to trade, or to obtain accurate price quotations for our Common Stock. Delisting would also likely reduce the visibility, liquidity, and value of our Common Stock as a result of reduced institutional investor interest in our Company, and may increase the volatility of our Common Stock. Delisting could also cause loss of confidence of potential industry partners, lenders, and employees, which could further harm our business and our future prospects. We believe that effecting the Reverse Split may help us avoid delisting from Nasdaq and any resulting consequences.
Rationale for a Reverse Split
The primary purpose for effecting the Reverse Split is to increase the per-share trading price of our Common Stock so we can:
•regain compliance with the Bid Price Rule, maintain the listing of our Common Stock on Nasdaq and avoid a delisting of our Common Stock from Nasdaq in the future for failing to comply with the Bid Price Rule;
•broaden the pool of investors that may be interested in investing in our Company by attracting new investors who would prefer not to invest, or cannot invest, in shares that trade at lower share prices; and
•make our Common Stock a more attractive investment to institutional investors.
In evaluating the Reverse Split, the Board has considered and will continue to consider negative factors associated with reverse stock splits. These factors include the negative perception of reverse stock splits held by many investors, analysts, and other stock market participants, including their awareness that the trading prices of the common stock of some companies that have effected reverse stock splits have subsequently declined to pre-reverse stock split levels. In recommending the Reverse Split, the Board determined that it believes the potential benefits of the Reverse Split significantly outweigh these potential negative factors.
Potential Advantages of a Reverse Split
The Board is seeking authority to effect the Reverse Split with the primary intent of increasing the price of our Common Stock to comply with the Bid Price Rule. The Board believes that, in addition to increasing the price of our Common Stock to meet the price criteria for continued listing on Nasdaq, the Reverse Split would also make our Common Stock more attractive to a broader range of institutional and other investors. Accordingly, for these and other reasons discussed below, we believe that effecting the Reverse Split is in our and our stockholders’ best interests.
The Reverse Split could effectively increase the per-share trading price of our Common Stock to regain compliance with the Bid Price Rule, maintain the listing of our Common Stock on Nasdaq and avoid a delisting of our Common Stock from Nasdaq in the future. By preserving our Nasdaq Global Market listing, we will have greater flexibility to consider and possibly pursue a wide range of future financing options. We believe being listed on a national securities exchange like the Nasdaq Global Market is valued highly by many investors, particularly institutional investors. A listing on a national securities exchange also has the potential to create better liquidity and reduce volatility for buying and selling shares of our stock, which benefits our current and future stockholders.
In addition, the Board believes that an increased stock price could encourage investor interest and improve the marketability of our Common Stock to a broader range of investors, and thus enhance our liquidity. Because of the trading volatility often associated with low-priced stocks, many brokerage firms and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Additionally, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current share price of our Common Stock may result in an investor paying transaction costs that represent a higher percentage of total share value than would be the case if our share price were higher. The Board believes that the higher share price that may result from the Reverse Split could enable institutional investors and brokerage firms with such policies and practices to invest in our Common Stock.
Potential Risks from the Reverse Split
We cannot assure you that the total market capitalization of our Common Stock after the implementation of the Reverse Split will be equal to or greater than the total market capitalization before the Reverse Split or that the per-share market price of our Common Stock following the Reverse Split will increase in proportion to the reduction in the number of shares of our Common Stock outstanding in connection with the Reverse Split. Also, we cannot assure you that the Reverse Split will lead to a sustained increase in the trading price of our Common Stock. The trading price of our Common Stock may change due to a variety of other factors, including our ability to successfully accomplish our business goals, market conditions and the market perception of our business. You should also keep in mind that the implementation of the Reverse Split does not affect the actual or intrinsic value of our business or a stockholder’s proportional ownership in our Company (subject to the treatment of fractional shares). If the overall value of our Common Stock declines after the Reverse Split, however, then the actual or intrinsic value of the shares of our Common Stock will also proportionally decrease as a result of the overall decline in value.

Further, the Reverse Split may reduce the liquidity of our Common Stock, given the reduced number of shares that would be outstanding after the Reverse Split, particularly if the expected increase in stock price as a result of the Reverse Split is not sustained. For instance, the Reverse Split may increase the number of stockholders who own odd lots (fewer than 100 shares) of our Common Stock, creating the potential for those stockholders to experience an increase in the cost of selling their shares and greater difficulty in selling those shares. If we effect the Reverse Split, the resulting per-share stock price may nevertheless fail to attract institutional investors and may not satisfy the investing guidelines of such investor and, consequently, the trading liquidity of our Common Stock may not improve.
Although we expect the Reverse Split to result in an increase in the market price of our Common Stock, the Reverse Split may not result in a permanent increase in the market price of our Common Stock, which would depend on many factors, including general economic, market, and industry conditions and other factors described from time to time in the reports we file with the SEC.
Effect of the Reverse Split
If our stockholders approve the Reverse Split and the Board elects to effect the Reverse Split, the number of outstanding shares of Common Stock will be reduced in proportion to the ratio of the split chosen by the Board (subject to the treatment of fractional shares), while the number of authorized shares of Common Stock will remain at 75,000,000, par value $0.0001 per share. As of the effective time of the Reverse Split, we would also adjust and proportionally decrease the number of shares of our Common Stock reserved for issuance upon exercise of, and adjust and proportionally increase the exercise price of, all options and warrants and other rights to acquire our Common Stock. We would also proportionally reduce the number of shares that are issuable on vesting of outstanding equity awards. In addition, as of the effective time of the Reverse Split, we would adjust and proportionally decrease the total number of shares of our Common Stock that may be the subject of future grants under the 2024 Plan. As described in Equity Plan Increase Proposal, we are seeking to increase the number of shares available under the 2024 Plan. If this Reverse Split Proposal and the Equity Plan Increase Proposal are approved, the additional shares of Common Stock available under the Plan will be adjusted and proportionally reduced by the ratio of the Reverse Split.
The Reverse Split would be effected simultaneously for all outstanding shares of our Common Stock. The Reverse Split would affect all of our stockholders uniformly and would not change any stockholder’s percentage ownership interest in our Company (other than as a result of the payment of cash in lieu of fractional shares). We would not issue fractional shares in connection with the Reverse Split. Instead, a stockholder who owns a number of shares not evenly divisible by the Reverse Split ratio would receive cash in lieu of any fractional share resulting from the Reverse Split upon surrender to the transfer agent of any certificates and a properly completed and executed transmittal letter. The Reverse Split would not change the terms of our Common Stock. The Reverse Split is not intended as, and would not have the effect of, a “going private transaction” covered by Rule 13e-3 under the Exchange Act.
After the effective time of the Reverse Split, our Common Stock will have a new CUSIP number, which is a number used to identify our equity securities.
Our Common Stock is currently registered under Section 12(b) of the Exchange Act, and we are subject to the periodic reporting and other requirements of the Exchange Act. The implementation of the Reverse Split will not affect the registration of our Common Stock under the Exchange Act, and following the Reverse Split, we could continue to be subject to the periodic reporting requirements of the Exchange Act. Our Common Stock would continue to be listed on the Nasdaq Global Market under the symbol “UPLD” immediately following the Reverse Split, although it is likely that Nasdaq would add the letter “D” to the end of the trading symbol for a period of 20 trading days after the effective date of the Reverse Split to indicate that the Reverse Split had occurred.

Assuming Reverse Split ratios of 1-for-five, 1-for-10, 1-for-20, and 1-for-30, the following table sets forth for illustrative purposes only, certain effects of potential Reverse Split Ratios of 1-for-five, 1-for-10, 1-for-20, or 1-for-30, including on shares of our Common Stock issuable pursuant to outstanding preferred stock, RSUs and PRSUs, each giving effect to the Reverse Split and based on securities outstanding as of the Record Date (without giving effect to the treatment of fractional shares).

	Pre-Reverse Split Amendment	Post-Reverse Split Amendment
		Reverse Split Ratio
		1-for-five	1-for-10	1-for-20	1-for-30
Authorized Shares of Common Stock	75,000,000	75,000,000	75,000,000	75,000,000	75,000,000
Shares of Common Stock Issued and Outstanding	29,363,201	5,872,640	2,936,320	1,468,160	978,773
Shares of Common Stock Issuable Upon Conversion of Preferred Stock
Series A Convertible Preferred Stock	7,722,133	1,544,427	772,213	386,107	257,404
Series B Junior Participating Preferred Stock	—	—	—	—	—
Shares of Common Stock Issuable Upon Settlement of RSUs	2,331,670	466,334	233,167	116,584	77,722
Shares of Common Stock Issuable Upon Settlement of PRSUs at Target Level	250,000	50,000	25,000	12,500	8,333

If the Board does not implement the Reverse Split before February 24, 2027 the authority granted in this proposal to file the Reverse Split Amendment to effect the Reverse Split would terminate. Our directors and executive officers have no substantial interests, directly or indirectly, in the Reverse Split, except to the extent of their ownership in shares of our Common Stock and securities convertible or exercisable for our Common Stock, which shares and securities would be subject to the same proportionate adjustment in accordance with the terms of the Reverse Split as all other outstanding shares of our Common Stock and securities convertible into or exercisable for our Common Stock.
Authorized Shares of Common Stock
We are currently authorized under our Certificate of Incorporation to issue up to a total of 80,500,000 shares of capital stock, comprised of 75,000,000 shares of Common Stock, 5,000,000 shares of preferred stock, with 115,000 shares of preferred stock designated as Series A Convertible Preferred Stock and 500,000 shares of preferred stock designated as Series B Junior Participating Preferred Stock. As of the Record Date, a total of 29,363,201 shares of Common Stock and 115,000 shares of Series A Convertible Preferred Stock are issued and outstanding. While the Reverse Split would decrease the number of outstanding shares of our Common Stock, it would not change the number of authorized shares under our Certificate of Incorporation. Consequently, the practical effect of the Reverse Split would be to substantially increase the number of shares of Common Stock available for issuance under our Certificate of Incorporation. The Board believes that such an increase is in our and our stockholders’ best interests because it would give us greater flexibility to issue shares of Common Stock in connection with possible future financings, joint ventures, and acquisitions, as well as under the 2024 Plan and for other general corporate purposes. Although we do not currently have any plans, undertakings, arrangements, commitments or agreements, written or oral, for the issuance of the additional shares of Common Stock that would become available for issuance if the Reverse Split is effected, we believe it would be advantageous to have the shares available for the purposes described above in the future.
By increasing the number of authorized but unissued shares of Common Stock, the Reverse Split could, under certain circumstances, have an anti-takeover effect, although this is not the intent of the Board. For example, the Board might be able to delay or impede a takeover or transfer of control of our Company by causing such additional authorized but unissued shares to be issued to holders who might side with the Board in opposing a takeover bid that the Board determines, in the exercise of its fiduciary duties, is not in the best interests of our Company or our stockholders. The Reverse Split could therefore have the effect of discouraging unsolicited takeover attempts. By potentially discouraging initiation of any such unsolicited takeover attempts, the Reverse Split could limit the opportunity for our stockholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal. The Reverse Split could have the effect of providing the Board with additional means to resist changes that stockholders may wish to make if they are dissatisfied with the conduct of our business, including making it more difficult for stockholders to remove directors. The Board is not aware of any attempt to take control of our Company and did not authorize the Reverse Split with the intention of using it as a type of anti-takeover device.
Procedure for Effecting the Reverse Split
If our stockholders approve the adoption of the Reverse Split Amendment to effect the Reverse Split and if the Board continues to believe that the Reverse Split is in the best interests of the Company and our stockholders, on a date no later than February 24, 2027, the Board would cause the Reverse Split Amendment to be filed with the Delaware Secretary of State to effect the Reverse Split at a whole number ratio between one-for-five and one-for-30, as selected by the Board in its sole discretion and publicly disclosed prior to the effectiveness of the Reverse Split. We would file the Reverse Split Amendment with the Delaware Secretary of State so that it becomes effective at the time the Board determines to be appropriate. The Board may delay effecting the Reverse Split Amendment without resoliciting stockholder approval to any time before February 24, 2027. The Reverse Split Amendment would become effective at the time that it is filed with the Delaware Secretary of State or at such later effective date and time as specified in the Reverse Split Amendment.
Record and Beneficial Stockholders
If the Reverse Split is implemented, all of our registered holders of Common Stock who hold their shares electronically in book-entry form with our transfer agent, Broadridge, will receive a statement from Broadridge reflecting the number of shares of our Common Stock registered in their accounts, along with payment in lieu of any fractional shares. No action needs to be taken to receive post-Reverse Split shares and payment in lieu of fractional shares (if any) because the exchange will be automatic.
Non-registered stockholders holding Common Stock through a bank, broker or other nominee should note that such banks, brokers or other nominees may have different procedures for processing the Reverse Split and making payment for fractional shares than those that we would put in place for registered stockholders. If you hold your shares with such a bank, broker or other nominee and if you have questions in this regard, you are encouraged to contact your nominee.
Fractional Shares
No fractional shares of Common Stock will be issued as a result of the Reverse Split. Instead, in lieu of any fractional shares to which a stockholder of record would otherwise be entitled as a result of the Reverse Split, we will pay cash (without interest) equal to such fraction multiplied by the average of the closing sales prices of the Common Stock on the Nasdaq Global Market during regular trading hours for the five consecutive trading days immediately preceding the effective date of the Reverse Split (with such average closing sales prices being adjusted to give effect to the Reverse Split). After the Reverse Split, a stockholder otherwise entitled to a fractional interest will not have any voting, dividend or other rights with respect to such fractional interest except to receive payment as described above.
We do not anticipate the aggregate cash amount we pay for fractional interests to be material to us.
Effect on Other Securities
All outstanding securities entitling their holders to purchase shares of our Common Stock would be adjusted as a result of the Reverse Split, as required by the terms of each security. In particular, the conversion ratio for each security would be reduced proportionately, and the exercise price, if applicable, would be increased proportionately, in accordance with the terms of each security and based on the exchange ratio implemented in the Reverse Split. We would also proportionately reduce the number of shares that are issuable on vesting of outstanding restricted stock awards.
Accounting Matters
The Reverse Split would not affect the par value of our Common Stock per share, which would continue to be par value $0.0001 per share, while the number of outstanding shares of Common Stock would decrease in accordance with the Reverse Split ratio (without taking into account the payment of cash in lieu of fractional shares). As a result, as of the effective time of the Reverse Split, the stated capital attributable to Common Stock on our balance sheet would decrease and the additional paid-in capital account on our balance sheet would increase by an offsetting amount. Following the Reverse Split, the reported per share net income or loss would be higher because there would be fewer shares of Common Stock outstanding, and we would adjust historical per share amounts in our future financial statements.
Discretionary Authority of the Board to Abandon the Reverse Split
The Board reserves the right to abandon the Reverse Split without further action by our stockholders at any time before the effectiveness of the Reverse Split Amendment with the Delaware Secretary of State, even if our stockholders have approved the Reverse Split Amendment to effect the Reverse Split at the Annual Meeting. By voting in favor of this proposal, you are expressly also authorizing the Board to determine not to proceed with, and abandon, the Reverse Split, if the Board should so decide.
No Appraisal or Dissenters’ Rights
Neither Delaware law, the Certificate of Incorporation, nor our Bylaws provide for appraisal or other similar rights for dissenting stockholders in connection with this proposal. Accordingly, our stockholders will have no right to dissent and obtain payment for their shares, and we will not independently provide stockholders with any such right.

Material U.S. Federal Income Tax Consequences of the Reverse Split
The following discussion is a summary of the material U.S. federal income tax consequences of the Reverse Split to U.S. Holders (as defined below). This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury Regulations promulgated under the Code, judicial decisions and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date of this Proxy Statement. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a U.S. Holder. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance that the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the Reverse Split.
For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our Common Stock who or that, for U.S. federal income tax purposes, is or is treated as:
•an individual who is a citizen or resident of the United States;
•a corporation (or any other entity or arrangement treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;
•an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
•a trust if (1) its administration is subject to the primary supervision of a court within the United States and all of its substantial decisions are subject to the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.
This discussion is limited to U.S. Holders who hold our Common Stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to the particular circumstances of a U.S. Holder, including the effect of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to U.S. Holders that are subject to special rules, including, without limitation:
•Financial institutions;
•Insurance companies;
•Real estate investment trusts;
•Regulated investment companies;
•Grantor trusts;
•Tax-exempt organizations;
•Dealers or traders in securities or currencies;
•U.S. expatriates and former citizens or long-term residents of the United States;
•S corporations, partnerships or other entities or arrangements treated as partnerships or other flow-through entities for U.S. federal income tax purposes (and investors therein);
•U.S. Holders having a functional currency other than the U.S. dollar;
•persons who hold or received our Common Stock pursuant to the exercise of any employee share option or otherwise as compensation;
•tax-qualified retirement plans;
•U.S. Holders who hold our Common Stock as part of a position in a straddle or as part of a hedging, conversion or integrated transaction for federal U.S. federal income tax purposes; and
•U.S. Holders who actually or constructively own 10% or more of our voting stock.
If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) is the beneficial owner of our Common Stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Accordingly, partnerships (and other entities treated as partnerships for U.S. federal income tax purposes) holding our Common Stock and the partners in such entities should consult their tax advisors regarding the U.S. federal income tax consequences of the Reverse Split to them.

In addition, the following discussion does not address the U.S. federal estate and gift tax, alternative minimum tax, or state, local and non-U.S. tax law consequences of the Reverse Split. Furthermore, the following discussion does not address any tax consequences of transactions effectuated before, after or at the same time as the Reverse Split, whether or not they are in connection with the Reverse Split.
This discussion is for general information only and is not intended to be, and should not be construed as, tax or investment advice, and the tax consequences of the Reverse Split may not be the same for all stockholders. Holders of our Common Stock are urged to consult their respective tax advisors regarding the U.S. federal, state, local, and non-U.S. income and other tax consequences of the Reverse Split to them in light of their particular circumstances.
Tax Consequences of the Reverse Split to U.S. Holders
The Reverse Split is intended to qualify as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code for U.S. federal income tax purposes. Assuming the Reverse Split so qualifies, a U.S. Holder generally will not recognize gain or loss upon the Reverse Split for U.S. federal income tax purposes, except with respect to cash received in lieu of a fractional share of our Common Stock, as discussed below. A U.S. Holder’s aggregate adjusted tax basis in the shares of our Common Stock received pursuant to the Reverse Split will be equal to the aggregate adjusted tax basis of the shares of our Common Stock exchanged therefor (reduced by the amount of such basis that is allocated to any fractional share of our Common Stock). The U.S. Holder’s holding period in the shares of our Common Stock received pursuant to the Reverse Split will include the holding period in the shares of our Common Stock exchanged therefor. U.S. Treasury Regulations provide detailed rules for allocating the tax basis and holding period of shares of Common Stock surrendered in a recapitalization to shares received in the recapitalization. U.S. Holders who acquired our Common Stock on different dates and at different prices should consult their tax advisors regarding the appropriate allocation of their tax basis and holding period of such shares.
A U.S. Holder that receives cash in lieu of a fractional share of our Common Stock in the Reverse Split will recognize capital gain or loss in an amount equal to the difference, if any, between the amount of cash received and the portion of such U.S. Holder’s aggregate adjusted tax basis in the shares of our Common Stock surrendered that is allocated to such fractional share. Such capital gain or loss will be short term if the pre-Reverse Split shares were held for one year or less at the effective time of the Reverse Split and long term if held for more than one year. The deductibility of capital losses is subject to limitation.
U.S. Holders may be subject to information reporting and backup withholding on cash paid in lieu of a fractional share in connection with the Reverse Split. A U.S. Holder will be subject to backup withholding (currently at a rate of 24%) if such U.S. Holder is not otherwise exempt and such U.S. Holder does not provide its taxpayer identification number in the manner required or otherwise fails to comply with applicable backup withholding tax rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against a U.S. Holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS. U.S. Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.
This discussion is for general information only and is not tax advice. It does not discuss all aspects of U.S. federal taxation that may be relevant to a particular stockholder in light of such stockholder’s circumstances and income tax situation. Accordingly, holders of our Common Stock should consult their tax advisors with respect to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences of the Reverse Split arising under the U.S. federal estate or gift tax laws or under the laws of any state, local or non-U.S. taxing jurisdiction or under any applicable income tax treaty.
Vote Required
You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. Approval of the Reverse Split Proposal requires a “FOR” vote from a majority of the voting power of the shares of our Common Stock and Series A Preferred Stock (on an as-converted basis) present at the meeting or represented by proxy and voting as a single class at the Annual Meeting. Abstentions and broker non-votes will not be counted as votes cast and will, therefore, have no effect on the outcome of the vote.
Recommendation of our Board of Directors
The Board unanimously recommends that stockholders vote “FOR” the Reverse Split Proposal.

PROPOSAL FIVE: APPROVAL OF AN AMENDMENT TO THE UPLAND SOFTWARE, INC. 2024 OMNIBUS INCENTIVE PLAN
We are asking stockholders to approve an amendment (the “Amendment”) to the 2024 Plan, which, subject to stockholder approval at the Annual Meeting, would increase the number of shares of the Company’s common stock reserved for issuance under the 2024 Plan (including shares issuable pursuant to incentive stock options) by 2,000,000 shares. The Amendment does not modify any other terms of the 2024 Plan. The number of shares presented in this Proposal are all presented prior to the effect of the reverse stock split. If the Reverse Split Proposal is approved and the reverse stock split is implemented, the number of shares available for issuance under the 2024 Plan, including any shares added to the 2024 Plan pursuant to the proposed amendment, will be adjusted in accordance with reverse stock split ratio approved by our Board.
The 2024 Plan was approved by the Company’s stockholders on June 5, 2024 (the “Effective Date”), replacing the Upland Software, Inc. 2014 Equity Incentive Plan (the “Prior Plan”). No equity awards have been granted under the Prior Plan since the adoption of the 2024 Plan, and the 2024 Plan is the Company’s only equity plan pursuant to which stock-based awards may currently be granted. Upon the recommendation of the Compensation Committee, the Board approved the Amendment on April 8, 2026, subject to approval by our stockholders at the Annual Meeting. If approved, the Amendment will become effective immediately. If stockholders do not approve the Amendment, the 2024 Plan will remain in effect in its current form.
Approval of the Amendment is intended to enable us to continue granting stock-based incentive awards, which our Board believes is a fundamental element of our compensation program and vital to our continued ability to attract and retain talented personnel in our competitive industry. We use stock-based awards to align the financial interests of award recipients with those of the Company’s stockholders. We believe that providing an equity stake in the future success of our business encourages and motivates award recipients to strive to achieve our business goals and to increase stockholder value. The Board considers it to be in the best interests of the Company and its stockholders to increase the number of shares available for issuance under the 2024 Plan, to ensure that the Company has a sufficient share reserve to meet these objectives.
As of March 31, 2026, 326,245 shares of the Company’s common stock remained available for future grants under the 2024 Plan. If this proposal is not approved by our stockholders, we expect that the Company may not have a sufficient share reserve to continue to issue stock-based incentive compensation beyond December 31, 2026. As a result, we would lose a critical compensation tool that enables us to compete for, incentivize and retain employees, directors, and consultants.
Accordingly, we believe approving the Amendment is in the best interest of our stockholders, and the Board unanimously recommends approval of the Amendment.
Background
The cloud-based software industry is extremely competitive with an active and mobile talent pool. We believe that recruiting and retaining key employees in our industry requires having a sufficient number of shares available for grant as part of our equity compensation, and in return, is a critical element of our overall compensation approach.
We have determined the size of the additional shares of the Company’s common stock seeking under the Amendment taking into account a range of factors, including our historical equity grant practices as well as anticipated future needs. The proposed increase to the share reserve under the 2024 Plan is intended to provide sufficient for our needs for up to two (2) years of equity awards. The exact rate at which we use shares under the 2024 Plan may differ from current expectations and will depend upon various unknown factors, such as our future stock price, participation levels, the mix and structure of long-term incentive award, and forfeiture rates.
Information Regarding 2024 Plan Share Reserve
The 2024 Plan initially provided for the issuance of up to 3,200,000 shares of common stock pursuant to awards granted under the 2024 Plan, plus the number of shares that remained available for future grants under the Prior Plan as of the Effective Date, plus any shares covered by awards granted under the Prior Plan if the award (or a portion of such award) is forfeited, canceled or expires without the issuance of shares. The Amendment, if approved by our stockholders, will increase the number of shares of the Company’s common stock reserved for issuance under the 2024 Plan by 2,000,000 shares.
As of March 31, 2026, 326,245 shares of common stock remained available for future grants under the 2024 Plan and there were 2,024,590 shares subject to outstanding awards under the 2024 Plan. Additionally, as of March 31, 2026, there were 307,080 shares subject to outstanding awards and 71,632 outstanding stock options previously granted under the Prior Plan. No future awards may be granted under the Prior Plan; however, if any awards granted under the Prior Plan are forfeited, cancelled or expire without the issuance of shares, the shares underlying such awards would become available for issuance under the 2024 Plan.

The table below shows the awards granted under the 2024 Plan and Prior Plan that were outstanding as of March 31, 2026:

Total number of stock options outstanding	71,632
Weighted average exercise price of outstanding options	$12.20
Weighted average remaining contractual life of outstanding options	0.9 years
Total number of shares subject to full value awards outstanding (including time-based RSUs and performance units) (1)	2,331,670
Total number of shares remaining available for future grant(2)	326,245
Total number of shares of common stock outstanding as of March 31, 2026	29,363,201
(1)    The number of shares subject to full-value awards outstanding includes performance units outstanding assuming performance at target performance level.
(2)    The 2024 Plan is the only equity plan under which we may currently grant new equity awards. The number of shares remaining available for future grant under the 2024 Plan assumes outstanding performance units are earned at maximum performance levels.
As of March 31, 2026, the closing price of our common stock as reported on Nasdaq was $0.67 per share.
Dilution, Burn Rate, and Equity Overhang
The Compensation Committee reviews our burn rate and equity overhang activity in order to thoughtfully manage our long-term stockholder dilution.
Our average 3-year gross burn rate is approximately 7.7% (1) and our net burn rate is 5.9%(2).
(1)    Gross burn rate is calculated as (a) the number of new stock awards granted, divided by (b) the total number shares of common stock outstanding as of the end of the fiscal year.
(2)    Net burn rate is calculated as (a) the number of new stock awards granted, net of stock awards cancelled and forfeited, divided by (b) the total number shares of common stock outstanding as of the end of the fiscal year.
Our equity overhang was approximately 11.0% as of the end of the fiscal year. Equity overhang is calculated on a fully-diluted basis as (a) the number of shares subject to outstanding stock awards plus the number of shares available for grant under the 2024 Plan, divided by (b) the number of shares subject to outstanding stock awards, plus the number of shares available for grant under the 2024 Plan, plus the total number of shares of common stock outstanding as of the end of the fiscal year.
Best Practices
We recognize the dilutive impact of stock-based incentive awards on our stockholders. We strive to balance the impact of dilution with our need to attract and retain talent. As such, the 2024 Plan incorporates a number of shareholder-friendly practices, including the following:
No Liberal Share Recycling. Shares retained by or delivered to the Company to pay the exercise price or purchase price of any awards, shares delivered to or withheld by the Company to pay withholding taxes related to any awards, and unissued shares resulting from the settlement of SARs in stock all count against the 2024 Plan’s share reserve. Additionally, shares purchased by the Company in the open market using the proceeds of option exercises do not become available for issuance as future awards under the 2024 Plan.
No Repricing of Stock Options or Stock Appreciation Rights Without Stockholder Approval. The 2024 Plan prohibits, without stockholder approval, actions to reprice, replace, or repurchase options or SARs when the exercise price per share of an option or SAR exceeds the fair market value of the underlying shares.
Clawback. All awards granted under the 2024 Plan are subject to the Company’s clawback policies, pursuant to which the Company may recoup or seek reimbursement for erroneously awarded incentive compensation to executive officers and employees.
Limits on Non-Employee Director Compensation. The 2024 Plan includes a limit of $750,000 on the combined value of equity awards and cash compensation provided to any non-employee director in any fiscal year (or $1,000,000 in the calendar year in which a non-employee director commences service on the Board).
No Dividends on Unearned Awards. The 2024 Plan prohibits the payment of dividends or dividend equivalent rights on unearned full value awards (whether performance or time-based), and it does not permit dividend equivalents with respect to stock options and SARs, whether vested or unvested.

No Evergreen Provision; Stockholder Approval Required for Additional Shares. The 2024 Plan does not contain an annual “evergreen” provision that provides for automatic increases of shares of common stock authorized for issuance under the plan. The 2024 Plan authorizes a fixed share reserve. Therefore, we would have to obtain stockholder approval to increase the 2024 Plan’s share reserve.
No Discounted Stock Options or Stock Appreciation Rights. Stock options and SARs must be granted with an exercise price equal to or greater than the fair market value of our common stock on the date the stock option or SAR is granted.
No “liberal change in control” definition. A change in control transaction must actually be consummated in order for the change in control provisions in the 2024 Plan to be triggered.
No Automatic Grants. The 2024 Plan does not provide for “reload” or other automatic grants to participants.
No Tax Gross-ups. The 2024 Plan does not provide for any tax gross-ups.
Shares Subject to the 2024 Plan
The number of shares initially authorized for issuance under the 2024 Plan (including pursuant to incentive stock options (“ISOs”)) is 3,200,000, which would be increased to 5,200,000 shares if the Amendment is approved by our stockholders, plus shares covered by awards granted under the Prior Plan if the award (or a portion of such award) is forfeited, canceled or expires without the issuance of shares after the Effective Date. All share amounts authorized under the 2024 Plan and the Prior Plan are subject to adjustment for stock splits and other changes in the Company’s capitalization. The shares issued pursuant to awards granted under the 2024 Plan may be shares that are authorized and unissued or issued shares that were reacquired by the Company.
In the case of a stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding shares as a class without the Company’s receipt of consideration, we will adjust (a) the maximum number and kind of shares reserved for issuance under the 2024 Plan, (b) the number and kind of shares covered by outstanding awards and, with respect to options and SARs, the exercise or base price per share, and (c) any other terms that the Compensation Committee determines require adjustment, in each case on a proportionate basis. Any such adjustments will be made to prevent dilution or enlargement of the benefits or potential benefits intended to be provided under the 2024 Plan.
Shares subject to awards that have been canceled, expired, forfeited, settled in cash, or otherwise not issued under an award will not count as shares issued under the 2024 Plan. The 2024 Plan provides that shares delivered to, or withheld by, the Company to pay the exercise price or purchase price of any awards or to pay withholding taxes related to any awards, unissued shares resulting from the settlement of SARs in stock, and shares purchased by us in the open market using the proceeds of option exercises will not be returned to the 2024 Plan’s share reserve.
The plan administrator may issue awards in settlement or assumption of, or in substitution for, outstanding awards in connection with the Company or its subsidiary acquiring another entity, an interest in another entity or an additional interest in another entity in connection with a merger, stock purchase, asset purchase or other form of transaction, and the shares underlying such awards will not be counted against the share limit. Additionally, to the extent permitted by the rules of the stock exchange on which our shares of common stock are listed, available shares under a stockholder approved plan of an acquired company, as appropriately adjusted to reflect such acquisition, may be used for awards under the 2024 Plan without reducing the 2024 Plan share reserve.
Certain Plan Terms and Conditions
The following is a summary of the 2024 Plan and the change made by the proposed Amendment. This summary does not purport to be a complete description of all of the provisions of the 2024 Plan and is qualified in its entirety by reference to the full text of the 2024 Plan and the Amendment. A copy of the 2024 Plan and the Amendment is attached as Appendix B to this proxy statement.
General. The 2024 Plan permits the Company to grant stock options (non-qualified options and ISOs), SARs, restricted stock, restricted stock units, performance units, dividend equivalent rights and other equity and cash awards.
Eligibility. Employees, non-employee directors, and consultants of the Company and any parent or subsidiary entities are eligible to receive awards under the 2024 Plan. As of March 31, 2026, we had approximately 746 employees, and 5 non-employee directors who are eligible to be selected to receive awards under the 2024 Plan. Such persons are eligible to participate in the 2024 Plan because such participation provides an incentive through ownership of our common stock to continue in service to us and any parent and subsidiary entities, and to help us compete effectively with other enterprises for the services of qualified persons.

Limit on Awards to Directors. The 2024 Plan includes a limit of $750,000 on the combined value of equity awards and cash compensation provided to any non-employee director in any fiscal year (or $1,000,000 in the calendar year in which a non-employee director commences service on the Board).
Share Reserve. The maximum number of shares of common stock that may be issued pursuant to the 2024 Plan is described above under the heading “Shares Subject to the 2024 Plan.”
Administration. Generally, the Compensation Committee administers the 2024 Plan, unless the Board elects to administer the 2024 Plan or the Board or the Compensation Committee authorizes one or more officers or employees to administer the 2024 Plan with respect to awards granted to employees or consultants. Subject to the terms of the 2024 Plan, the administrator may determine and interpret the terms and conditions of awards, select the employees, directors and consultants who receive awards, determine the exercise price of any options, the number of shares subject to awards, the vesting schedule, and exercisability of awards, whether and when an award vests and performance goals are achieved, and adjustments to performance goals or results to take into account changes in law or other extraordinary or unforeseeable, nonrecurring or infrequently occurring circumstances, the restrictions on transferability of awards, and the form of consideration payable upon exercise or settlement of an award. The Board or the Compensation Committee may also delegate any or all of its powers and duties under the 2024 Plan to a subcommittee of directors or to one or more officers or employees of the Company, provided that such delegation does not violate applicable law or result in the loss of an exemption under Rule 16b-3(d)(1) of the Securities Exchange Act of 1934.
Except in connection with equity restructurings and other situations in which share adjustments are specifically authorized, the 2024 Plan prohibits repricing of any outstanding stock option or SAR awards without the prior approval of our stockholders. Specifically, without prior approval of our stockholders, the Company may not (a) reduce the per share exercise price of an option or base amount of a SAR, (b) cancel, surrender, replace or otherwise exchange any outstanding option or SAR where the fair market value of a share of our common stock underlying such option or SAR is less than its per share exercise price or base amount for a new stock option or SAR, another award, cash, shares or other securities or (c) take any other action that is considered a “repricing” for purposes of the stockholder approval rules of the applicable securities exchange or inter-dealer quotation system on which our shares of common stock are listed or quoted.
Stock Options. The 2024 Plan allows for the grant of non-qualified stock options and ISOs. ISOs may be granted only to employees. Non-qualified stock options may be granted to employees, directors, and consultants. The exercise price of all options granted under the 2024 Plan must be equal to at least the fair market value of our common stock on the date of grant, and the term of an option granted under the 2024 Plan may not exceed ten years, except that with respect to any employee who owns more than 10% of the voting power of all classes of our outstanding stock or any parent or subsidiary corporation as of the grant date, the term of an ISO must not exceed five years, and the exercise price must equal at least 110% of the fair market value on the grant date. After the service of an employee, director or consultant terminates, the option may be exercised, to the extent vested, for the period of time specified in the option agreement. However, an option may not be exercised later than the expiration of its term.
Stock Appreciation Rights (SARs). The 2024 Plan allows for the grant of SARs. SARs allow the recipient to receive the appreciation in the fair market value of our common stock between the date of grant and the exercise date. The administrator determines the terms of SARs, including when such rights become exercisable and whether to pay the increased appreciation in cash or with shares of our common stock, or a combination thereof, except that the base appreciation amount for the cash or shares to be issued pursuant to the exercise of a SAR will be no less than 100% of the fair market value per share on the date of grant and a SAR will not have a term of more than 10 years. After the continuous service of an employee, director or consultant terminates, the SAR may be exercised, to the extent vested, for the period of time specified in the SAR agreement. However, a SAR may not be exercised later than the expiration of its term.
Restricted Stock Awards. The 2024 Plan allows for the grant of restricted stock. Restricted stock awards are shares of our common stock that vest in accordance with terms and conditions established by the administrator. The administrator determines the number of shares of restricted stock granted to any employee, director or consultant. The administrator may impose whatever conditions on vesting it determines to be appropriate. For example, the administrator may set restrictions based on the achievement of specific performance goals. Shares of restricted stock that do not vest are subject to forfeiture.
Restricted Stock Units and Performance Stock Units. The 2024 Plan allows for the grant of time-based restricted stock units and performance-based restricted stock units, or performance units. Restricted stock units and performance units are awards that result in payment in shares or cash to a recipient at the end of a specified period if applicable vesting or other criteria established by the administrator are achieved or the award otherwise becomes eligible for settlement. The administrator may impose whatever conditions to vesting, or restrictions and conditions to settlement, that it determines to be appropriate. The administrator may establish vesting conditions or restrictions based on the achievement of specific performance goals or on the continuation of service or employment. Payments of earned restricted stock units may be made in shares of our common stock, cash or a combination thereof.

Dividends and Dividend Equivalents. Dividends may be credited with respect to restricted stock awards and dividend equivalents may be credited with respect to other awards (other than stock options and SARs). However, participants are not entitled to receive any such credited dividends or dividend equivalents unless and until the award upon which the dividend or dividend equivalent is based vests. The administrator may determine to pay such dividends or dividend equivalent rights in cash or to convert them into additional awards.
Other Awards. The 2024 Plan also provides for the issuance of other awards relating to the Company’s shares (including shares or share-based awards that are not subject to vesting conditions or other restrictions) and cash-based awards.
Terms of Awards. Subject to the terms of the 2024 Plan, the administrator determines the provisions, terms, and conditions of each award including, but not limited to, the award vesting schedule, forfeiture provisions, form of payment (cash, shares, or other consideration) upon settlement of the award, payment contingencies, and satisfaction of any performance criteria. Subject to compliance with applicable tax and other laws, awards under the 2024 Plan may be deferred pursuant to any deferred compensation plan or program that we may adopt.
Performance Goals. The 2024 Plan allows for vesting, payment, settlement and other entitlements with respect to awards to be subject to items or events that contain vesting or other terms that relate to one or more performance goals. Such performance goals may be based on (by way of example and not as an exhaustive list) one of, or a combination of the following: cash flow, earnings measures (including earnings per share and earnings before interest, taxes and/or amortization and/or depreciation), stock price, return on equity, total stockholder return, return on capital, return on assets or net assets, revenue (including revenue from direct labor, subcontractors or any other category), income or net income, operating income or net operating income, operating profit or net operating profit, operating margin or profit margin, return on operating revenue, market share, contract win, renewal or extension, days sales outstanding, contract bookings, cost control, cash management, debt reduction, customer satisfaction, delivery schedule, cycle-time improvement, productivity, quality, workforce diversity, comparisons to budget items, implementation or completion of specified projects or processes, employee turnover, forecast accuracy of any performance criteria, staff hiring, and/or completion of mergers or acquisitions.
Additionally, the administrator may adjust performance goals or evaluation of performance with respect to performance goals to take into account unusual or unanticipated occurrences or events, including asset write-downs, litigation, claims, judgments, settlements, currency fluctuations and other non-cash charges, changes in applicable law, rule or regulation or accounting principles, accruals for reorganization and restructuring programs, costs incurred in the pursuit of acquisition opportunities, strikes, delays or similar disruptions, macroeconomic conditions, terrorism and other international hostilities, significant regional weather events asset write-downs, litigation or claim judgments or settlements, or any other significant unusual or infrequently occurring items or events.
Clawback. The 2024 Plan and all awards granted under the 2024 Plan are subject to any written clawback policies that the Company, with the approval of the Board or an authorized committee of the Board, may adopt or amend either prior to or following the Effective Date, including the Company policy adopted to conform to the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and rules promulgated thereunder by the United States Securities and Exchange Commission and that the Company determines should apply to awards. Any such policy may subject a participant’s awards and amounts paid or realized with respect to awards to reduction, cancellation, forfeiture or recoupment if certain specified events or wrongful conduct occur, including an accounting restatement due to the Company’s material noncompliance with financial reporting regulations or other events or wrongful conduct specified in any such clawback policy.
Transferability of Awards. Incentive stock options may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the award recipient, only by the award recipient. Awards other than incentive stock options are allowed to be transferred (i) by will or by the laws of descent and distribution, (ii) during the lifetime of the award recipient, to the extent and in the manner authorized by the administrator, but only to the extent such transfers are made in accordance with applicable laws to family members, to family trusts, to family controlled entities, to charitable organizations, and pursuant to domestic relations orders or agreements, in all cases without payment for such transfers to the award recipient and (iii) as otherwise expressly permitted by the administrator and in accordance with applicable laws.
Certain Adjustments. Subject to any required action by the Company’s stockholders, applicable laws and the change in control provisions as discussed below, (i) the number and kind of shares or other securities or property covered by any outstanding award, (ii) the number and kind of shares that have been authorized for issuance under the 2024 Plan, (iii) the exercise price, base amount or purchase price of any outstanding award, and (iv) any other terms that the administrator determines require adjustment, will be proportionately adjusted for: (A) any increase or decrease in the number of issued shares of our common stock resulting from a stock split, reverse stock split, stock dividend, recapitalization, combination or reclassification, or similar transaction affecting the shares that would be considered an “equity restructuring” within the meaning of ASC 718 and, in each case, that would result in an additional compensation expense to the Company pursuant to the provisions of ASC Topic 718; (B) any other increase or decrease in the number of issued shares of our common stock effected without receipt of consideration by the Company; or (C) any other transaction with respect to the shares of our common stock, including any distribution of cash, securities or other property to stockholders (other than a normal cash dividend), a corporate merger, consolidation, acquisition of property or stock, separation (including a spin-off or other distribution of stock or property), reorganization, liquidation (whether partial or complete), a “corporate transaction” as defined in Section 424 of the Code or any similar transaction. Such adjustments to outstanding awards will be effected in a manner that is intended to preclude the enlargement or diminution of rights and benefits under such awards. Except as the administrator determines, no issuance by the Company of shares of any class, or securities convertible into shares of any class, will affect, and no adjustment will be made with respect to, the number or price of shares of our common stock subject to an award.
Changes in Control. Upon a merger, consolidation, reorganization or other transaction in which the Company does not survive or a change in control, all outstanding awards shall be treated in the manner described in the definitive transaction agreement to which the Company is a party (or, if there is no such agreement, in the manner determined by the administrator), which agreement or determination need not treat all awards in an identical manner. The treatment specified in the definitive transaction agreement or as determined by the administrator may include one or more of the following with respect to each outstanding award: (a) the cancellation of unvested awards, (b) the acceleration of vesting of awards, (c) the assumption or substitution of awards with appropriate adjustments as to the number and kind of shares or other securities or property and applicable exercise price, base amount or purchase price, (d) the cancellation of vested awards, together with a payment to the award recipients holding such vested awards so canceled of an amount based upon the consideration being paid per share in connection with such transaction or change in control in cash or, in the sole discretion of the administrator, in the form of such other consideration necessary for an award recipient to receive property, cash or securities (or a combination thereof) as the award recipient would have been entitled to receive upon such transaction or change in control, if the recipient had been, immediately prior to such transaction or change in control, the holder of the number of shares covered by the award at such time, less any applicable exercise price or base amount; provided, however, that holders of vested options and vested SARs shall be entitled to such consideration only if the per-share consideration exceeds the applicable exercise price or base amount, and to the extent that the per-share consideration is less than or equal to the applicable exercise price or base amount, such vested options and vested SARs shall be cancelled for no consideration, or (e) the replacement of awards with a cash incentive program that preserves the value of the awards so replaced.
A change in control means, generally, (a) the acquisition by any person of 50% or more of the voting power of all classes of stock entitled to vote, (b) the current members of our Board, or their approved successors, cease to be a majority of the Board, or (c) a reorganization, merger, consolidation or sale or disposition of all or substantially all of our assets, unless our stockholders hold 50% or more of the voting power of the resulting company, no person owns 50% or more of the voting power of all classes of stock entitled to vote (except to the extent such ownership existed prior to the corporate transaction and at least a majority of the current members of our remain members of the Board following the corporate transaction. A transaction will not constitute a change in control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.
Plan Amendments and Termination. The 2024 Plan has a term of ten years unless we terminate it sooner. In addition, our Board has the authority to amend, suspend or terminate the 2024 Plan, subject to stockholder approval in the event such approval is required by law. Upon expiration of the term, no further awards may be granted under the 2024 Plan. No amendment, suspension or termination of the 2024 Plan or any award shall materially adversely affect the rights under any outstanding award without the holder’s written consent. However, an amendment that may cause an incentive stock option to become a non-qualified stock option or that the administrator considers necessary or advisable to comply with applicable laws is not treated as materially adversely affecting the rights under any outstanding award.
Certain Interests of Directors and Officers. In considering the recommendation of the Board with respect to the approval of the 2024 Plan, stockholders should be aware that, as discussed above and below, directors and officers are eligible to receive awards under the 2024 Plan. The Board recognizes that approval of this proposal may benefit our directors and officers and their successors.
Certain U.S. Federal Tax Consequences
The following is a summary of U.S. federal taxes applicable to awards that may be provided under the 2024 Plan and the disposition of shares acquired pursuant to the exercise or settlement of such awards, based on provisions of the Code and the regulations thereunder in effect on the date of this proxy statement. This summary is not intended to be a complete statement of applicable law, nor does it address foreign, state, local, and payroll tax considerations. This summary assumes that all awards described in the summary are exempt from, or comply with, the requirements of Section 409A of the Code. Moreover, the U.S. federal income tax consequences to any particular participant may differ from those described herein by reason of, among other things, the particular circumstances of such participant.

Non-Qualified Stock Options. The grant of a non-qualified stock option under the 2024 Plan generally does not result in any U.S. Federal income tax consequences to the award recipient or to the Company. Upon exercise of a non-qualified stock option, the award recipient is generally subject to income taxes at the rate applicable to ordinary compensation income on the difference between the option exercise price and the fair market value of the shares on the date of exercise. For employees, this income is generally subject to withholding for U.S. Federal income and employment tax purposes. The Company (or a subsidiary) generally is entitled to an income tax deduction in the amount of income recognized by the award recipient, subject to possible limitations imposed by Section 162(m) or Section 280G of the Code. Any gain or loss on the award recipient’s subsequent disposition of the shares of our common stock receives long or short-term capital gain or loss treatment, depending on whether the shares are held for more than one year following exercise. The Company does not receive a tax deduction for any such gain.
Incentive Stock Options. The grant of an incentive stock option under the 2024 Plan does not result in any U.S. Federal income tax consequences to the award recipient or to the Company. An award recipient recognizes no U.S. Federal taxable income upon exercising an incentive stock option (subject to the alternative minimum tax rules discussed below), and the Company receives no deduction at the time of exercise. In the event of a disposition of stock acquired upon exercise of an incentive stock option, the tax consequences depend upon how long the award recipient has held the shares of our common stock. If the award recipient does not dispose of the shares within two years after the incentive stock option was granted, nor within one year after the incentive stock option was exercised, the award recipient recognizes a long-term capital gain (or loss) equal to the difference between the sale price of the shares and the exercise price. The Company is not entitled to any deduction under these circumstances.
If the award recipient fails to satisfy either of the foregoing holding periods, the award recipient must recognize ordinary income in the year of the disposition, which is referred to as a “disqualifying disposition.” The amount of such ordinary income generally is the lesser of (i) the difference between the amount realized on the disposition and the exercise price or (ii) the difference between the fair market value of the stock on the exercise date and the exercise price. Any gain in excess of the amount taxed as ordinary income is treated as a long or short-term capital gain, depending on whether the stock was held for more than one year. The Company, in the year of the disqualifying disposition, may be entitled to a deduction equal to the amount of ordinary income recognized by the award recipient, subject to possible limitations imposed by Section 162(m) and Section 280G of the Code.
The “spread” under an incentive stock option—i.e., the difference between the fair market value of the shares at exercise and the exercise price—is classified as an item of adjustment in the year of exercise for purposes of the alternative minimum tax. If an award recipient’s alternative minimum tax liability exceeds such award recipient’s regular income tax liability, the award recipient owes the larger amount of taxes. In order to avoid the application of alternative minimum tax with respect to incentive stock options, the award recipient must sell the shares within the same calendar year in which the incentive stock options are exercised. However, such a sale of shares within the same year of exercise constitutes a disqualifying disposition, as described above.
Stock Appreciation Rights. Recipients of SARs generally should not recognize income until such rights are exercised, assuming there is no ceiling on the value of the right and Section 409A of the Code does not apply. Upon exercise, the award recipient normally recognizes taxable ordinary income for U.S. Federal income tax purposes equal to the amount of cash and fair market value the shares, if any, received upon such exercise. For employees, this income is generally subject to withholding for U.S. Federal income and employment tax purposes. The Company (or a subsidiary) generally is entitled to an income tax deduction in the amount of the income recognized by the award recipient, subject to possible limitations imposed by Section 162(m) or Section 280G of the Code. Award recipients recognize gain upon the disposition of any shares received on exercise of a SAR equal to the excess of (i) the amount realized on such disposition over (ii) the ordinary income recognized with respect to such shares under the principles set forth above. That gain is taxable as long or short-term capital gain depending on whether the shares were held for more than one year.
Restricted Stock. Restricted stock generally subjects the recipient to ordinary compensation income on the excess of the amount paid for such shares of stock, if any, over the fair market value of the shares on the date that the restrictions lapse. For employees, this income is generally subject to withholding for U.S. Federal income and employment tax purposes. The Company (or a subsidiary) generally is entitled to an income tax deduction in the amount of the ordinary income recognized by the recipient, subject to possible limitations imposed by Section 162(m) and Section 280G of the Code. Any gain or loss on the recipient’s subsequent disposition of the shares receives long or short-term capital gain or loss treatment depending on how long the stock has been held since the restrictions lapsed. The Company does not receive a tax deduction for any such gain.
Recipients of restricted stock may make an election under Section 83(b) of the Code (a “Section 83(b) Election”) to recognize as ordinary compensation income in the year that such restricted stock are granted, the amount equal to the excess of the amount paid for such shares, if any, over the fair market value of the shares on the date of grant. If such an election is made, the recipient recognizes no further amounts of compensation income upon the lapse of any restrictions and any gain or loss on subsequent disposition is long or short-term capital gain to the recipient. The Section 83(b) Election must be made within thirty days from the time the restricted stock are granted.
The Company (or a subsidiary) generally is entitled to a tax deduction to the extent and in the year that ordinary income is recognized by the award recipient, subject to possible limitations imposed by Section 162(m) and Section 280G of the Code.
Restricted Stock Units and Performance Units. Recipients of restricted stock units or performance units generally should not recognize income until such units are converted into cash or shares of stock unless Section 409A of the Code applies. Upon conversion, the award recipient normally recognizes taxable ordinary income for federal income tax purposes equal to the amount of cash and the fair market value of the shares, if any, received upon such conversion. For employees, this income is generally subject to withholding for U.S. Federal income and employment tax purposes. The Company (or a subsidiary) generally is entitled to an income tax deduction in the amount of the income recognized by the award recipient, subject to possible limitations imposed by Section 162(m) or Section 280G of the Code. Award recipients recognize gain upon the disposition of any shares received upon settlement of the restricted stock units or performance units equal to the excess of (i) the amount realized on such disposition over (ii) the ordinary income recognized with respect to such shares under the principles set forth above. That gain is taxable as long or short-term capital gain depending on whether the shares were held for more than one year.
Other Stock-Based and Cash-Based Awards. Upon receipt of share-based awards, generally the value of the shares and the amount of cash received are taxable as ordinary income to the participant. Upon receipt of cash in settlement of a cash-based award, a participant generally recognizes ordinary income equal to the cash received, and the Company (or a subsidiary) generally is allowed a corresponding federal income tax deduction at that time, subject to potential deduction limitations under Sections 162(m) and 280G of the Code.
Dividends and Dividend Equivalents. Recipients of stock-based awards that earn dividends or dividend equivalents recognize taxable ordinary income on any dividend and dividend equivalent payments received with respect to such awards, which income is subject to withholding for U.S. federal income and employment tax purposes. The Company (or a subsidiary) generally is entitled to an income tax deduction in the amount of the income recognized by a participant, subject to possible limitations imposed by Sections 162(m) or 280G of the Code and so long as the Company withholds the appropriate taxes with respect to such income, if required, and the individual’s total compensation is deemed reasonable in amount.
Compliance with Section 409A of the Code. To the extent applicable, it is intended that the 2024 Plan and any grants made under the 2024 Plan comply with or be exempt from the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the participants. The 2024 Plan and any grants made under the 2024 Plan are administered and interpreted in a manner consistent with this intent.
The foregoing is only a summary of the U.S. Federal income tax consequences of 2024 Plan transactions, and is based upon U.S. Federal income tax laws in effect on the date of this proxy statement. Reference should be made to the applicable provisions of the Code. This summary does not purport to be complete, and does not discuss the tax consequences of an award recipient’s death or the tax laws of any municipality, state or foreign country to which the award recipient may be subject.
New Plan Benefits
Awards under the 2024 Plan are discretionary and no specific determination has been made as to the grant or allocation of awards under the 2024 Plan if the Amendment is approved. Therefore, at this time the benefits that may be received by the Company’s employees, directors, consultants or other service providers under the 2024 Plan, if the Amendment is approved, are not presently determinable.

Grants Under The 2024 Plan
The table below reflects all awards granted under the 2024 Plan from its adoption through March 31, 2026 to the individuals and groups listed in the table.

Name and Principal Position	Dollar Value ($) (1)	Number of Units (#) (2)
John T. McDonald - Chief Executive Officer, President, and Chair	1,005,000	1,500,000	(2)
Michael D. Hill - Chief Financial Officer, Treasurer. and Corporate Secretary	93,800	140,000
Daniel Doman - Chief Product & Operating Officer	502,500	750,000
All current executive officers as a group	1,601,300	2,390,000
All current directors who are not executive officers as a group	167,500	250,000
All current employees, including current officers who are not executive officers, as a group	738,675	1,102,500
(1) The dollar value was calculated by multiplying the number of shares that were issued pursuant to the award under the 2024 Plan by $0.67, the closing price per share of our Common Stock on March 31, 2026.
(2) Reflects the maximum number of shares that may be issued with respect to performance-based awards.
Vote Required
You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. Approval of Equity Plan Increase Proposal requires a “FOR” vote from a majority of the voting power of the shares of our Common Stock and Series A Preferred Stock (on an as-converted basis) present at the meeting or represented by proxy and voting as a single class at the Annual Meeting. Abstentions and broker non-votes will not be counted as votes cast and will, therefore, have no effect on the outcome of the vote.
Recommendation of our Board of Directors
The Board unanimously recommends that stockholders vote “FOR” the Equity Plan Increase Proposal.

PROPOSAL SIX: APPROVAL OF THE ADJOURNMENT PROPOSAL

Background of and Rationale for the Adjournment Proposal
The Board believes that if the number of shares of the Company’s Common Stock and Series A Preferred Stock (on an as-converted basis) cast at the Annual Meeting is insufficient to approve the Reverse Split Proposal or Equity Plan Increase Proposal, as applicable, it is in the best interests of the stockholders to enable the Board to continue to seek to obtain a sufficient number of additional votes to approve the Reverse Split Proposal or Equity Plan Increase Proposal, as applicable.
In the Adjournment Proposal, we are asking stockholders to authorize the holder of any proxy solicited by the Board to vote in favor of adjourning or postponing the Annual Meeting or any adjournment or postponement thereof. If our stockholders approve this Adjournment Proposal, we could adjourn or postpone the Annual Meeting, and any adjourned session of the Annual Meeting, to use the additional time to solicit additional proxies in favor of the Reverse Split Proposal or the Equity Plan Increase Proposal.
Additionally, approval of the Adjournment Proposal could mean that, in the event we receive proxies indicating that a majority of the number of outstanding shares of our Common Stock and Series A Preferred Stock (on an as-converted basis), will vote against the Reverse Split Proposal or the Equity Plan Increase Proposal, we could adjourn or postpone the Annual Meeting without a vote on the Reverse Split Proposal or the Equity Plan Increase Proposal and use the additional time to solicit the holders of those shares to change their vote in favor of the Reverse Split Proposal or the Equity Plan Increase Proposal.
Vote Required
You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. Approval of Proposal Six requires a “FOR” vote from a majority of the voting power of the shares of our Common Stock and Series A Preferred Stock (on an as-converted basis) present at the meeting or represented by proxy and voting as a single class at the Annual Meeting. Abstentions and broker non-votes will not be counted as votes cast and will, therefore, have no effect on the outcome of the vote.
Recommendation of our Board of Directors
The Board unanimously recommends that stockholder vote “FOR” the Adjournment Proposal.

OTHER MATTERS

Meeting Admission. You are entitled to attend the Annual Meeting only if you were an Upland stockholder at the close of business on April 13, 2026, or hold a valid proxy for the Annual Meeting. If attending the meeting in person, you should be prepared to present photo identification for admittance. In addition, if you are a stockholder of record, meaning that you hold shares directly with Broadridge (“registered holders”), the inspector of election will have your name on a list, and you will be able to gain entry with a form of government-issued photo identification, such as a driver’s license, state-issued ID card, or passport. If you are not a stockholder of record but hold shares through a broker, bank, or nominee (“street name” or “beneficial” owners), in order to gain entry, you must provide proof of beneficial ownership as of the Record Date, such as an account statement or similar.
Proxy Solicitation. Solicitation of proxies will be primarily by mail. We will bear the cost of soliciting proxies from stockholders.
In addition to solicitation by mail, our directors, officers, employees, and agents may solicit proxies by telephone, internet, or otherwise. These directors, officers, and employees will not be additionally compensated for the solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation. Copies of solicitation materials will be furnished to brokerage firms, fiduciaries, and other custodians who hold our Common Stock of record for beneficial owners for forwarding to such beneficial owners. We may also reimburse persons representing beneficial owners of our Common Stock for their reasonable expenses incurred in forwarding such materials.
Stockholders who authorize their proxies through the internet should be aware that they may incur costs to access the internet, such as usage charges from telephone companies or internet service providers and these costs must be borne by the stockholder.
Inspector of Election. Broadridge has been engaged as our independent inspector of election to tabulate stockholder votes for the Annual Meeting.
Stockholder List. Upland’s list of stockholders as of the Record Date will be available for inspection for 10 days prior to the Annual Meeting. If you want to inspect the stockholder list, please call our Investor Relations department at (512) 960-1031 to schedule an appointment.
2027 Stockholder Proposals or Nominations. Pursuant to Rule 14a-8 under the Exchange Act, some stockholder proposals may be eligible for inclusion in our 2027 Proxy Statement. These stockholder proposals must be submitted, along with proof of ownership of our stock in accordance with Rule 14a-8(b)(2), to our principal executive offices in care of our Corporate Secretary by one of the means discussed below in the section entitled “Communicating with Us.” Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received. We must receive all submissions no later than the close of business (5:00 p.m. Central Standard Time) on , 2026. Any submissions received after this time and date will be considered untimely.
We strongly encourage any stockholder interested in submitting a proposal to contact our Corporate Secretary in advance of this deadline to discuss the proposal, and stockholders may want to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws. Submitting a stockholder proposal does not guarantee that we will include it in our Proxy Statement. Our Nominating and Governance Committee reviews all stockholder proposals and makes recommendations to the Board for action on such proposals. For information on recommending individuals for consideration as nominees, see the section of this Proxy Statement entitled “Directors and Corporate Governance—Director Nomination Procedures.”
In addition, under our Bylaws, any stockholder intending to nominate a candidate for election to the Board or to propose any business at our 2027 Annual Meeting must give notice to our Corporate Secretary between , 2027 and , 2027, unless the notice also is made pursuant to Rule 14a-8. The notice must include information specified in our Bylaws, including information concerning the nominee or proposal, as the case may be, and information about the stockholder’s ownership of and agreements related to our stock. If the 2027 Annual Meeting is held more than 30 days prior to or 60 days after the one-year anniversary of the 2026 Annual Meeting, then the stockholder notice must be received by our Corporate Secretary not earlier than the close of business on the 120th day prior to the 2027 Annual Meeting date and not later than the close of business on the later of (i) the 90th day prior to the 2027 Annual Meeting date or (ii) the tenth day following the day on which public announcement of the 2026 Annual Meeting date is first made. We will not entertain any proposals or nominations at the annual meeting that do not meet the requirements set forth in our Bylaws. If the stockholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on any such stockholder proposal or nomination. The Bylaws were filed as an exhibit to our Current Report on Form 8-K filed with the SEC on February 4, 2020, and as amended and filed as an exhibit to our Current Report on Form 8-K filed with the SEC on February 28, 2025. To make a submission or to request a copy of our Bylaws, stockholders should contact our Corporate Secretary. We strongly encourage stockholders to seek advice from knowledgeable counsel before submitting a proposal or a nomination.
Communicating with Us. Visit our main Internet site at http://www.uplandsoftware.com for information on our products and services, marketing programs, worldwide locations, customer support, and job listings. Our Investor Relations site at http://investor.uplandsoftware.com contains stock information, earnings and conference call replays, our annual report, corporate governance and historical financial information, and links to our SEC filings. We do not incorporate the information contained on, or accessible through, our corporate websites into this Proxy Statement.
If you would like to contact us, call our Investor Relations department at (512) 960-1031, or send correspondence to Upland Software, Inc., Attn: Investor Relations, 900 S. Capital of Texas Highway, Las Cimas IV, Suite 300, Austin, Texas 78746.
If you would like to communicate with our Board, see the procedures described in the section of this Proxy Statement entitled “Directors and Corporate Governance—Communications with the Board of Directors.” You can also contact our Corporate Secretary at Upland Software, Inc., Attn: Corporate Secretary, 900 S. Capital of Texas Highway, Las Cimas IV, Suite 300, Austin, Texas 78746, to communicate with the Board, suggest a director candidate, make a stockholder proposal, provide notice of an intention to nominate candidates or introduce business at the Annual Meeting, or revoke a prior proxy instruction.
We know of no other matters to be submitted to the stockholders at the Annual Meeting. If any other matters properly come before the stockholders at the Annual Meeting, it is the intention of the persons named on the proxy to vote the shares represented thereby in accordance with their best judgment.
STOCKHOLDERS SHARING THE SAME LAST NAME AND ADDRESS
To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding Upland stock but who share the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders of record who have the same address and last name will receive only one copy of our proxy materials, including the Notice of Internet Availability of proxy material, until such time as one or more of these stockholders notifies us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.
If you receive a single set of proxy materials as a result of householding and you would like to have separate copies of our Annual Report or Proxy Statement mailed to you, please submit a request to our Corporate Secretary, Upland Software, Inc., 900 S. Capital of Texas Highway, Las Cimas IV, Suite 300, Austin, Texas 78746, or call our Investor Relations Department at (512) 960-1031, and we will promptly send you what you have requested. You can also contact our Investor Relations department at the phone number above if you received multiple copies of the Annual Meeting materials and would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings.
Whether or not you plan to attend the Annual Meeting, we urge you to submit your signed proxy promptly.

By Order of the Board of Directors

John T. McDonald
Chief Executive Officer, President, and Chair
Austin, Texas
, 2026

APPENDIX A

CERTIFICATE OF AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF UPLAND SOFTWARE, INC.
Upland Software, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “General Corporation Law”), DOES HEREBY CERTIFY:
First: The name of the corporation is Upland Software, Inc.
Second: The corporation was originally incorporated under the name of Silverback Acquisition Corporation, and the original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on July 7, 2010.
Third: The date on which the Amended and Restated Certificate of Incorporation (the “Restated Certificate of Incorporation”) of the Corporation was originally filed with the Secretary of State of the State of Delaware is November 12, 2014, under the name of Upland Software, Inc.
Fourth: That Article IV of the Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), is hereby amended by inserting the following after the first three paragraphs of Article IV:
Effective upon this Certificate of Amendment to the Amended and Restated Certificate of Incorporation becoming effective pursuant to the Delaware General Corporation Law (the “Effective Time”), the shares of Common Stock issued and outstanding or held in treasury immediately prior to the Effective Time (the “pre-Reverse Split Common Stock”) shall be reclassified into a different number of shares of Common Stock (the “post-Reverse Split Common Stock”) such that each _______ shares of pre-Reverse Split Common Stock shall, at the Effective Time, be automatically reclassified into one share of post-Reverse Split Common Stock (such reclassification and combination of shares, the “Reverse Split”). The par value of the Common Stock following the Reverse Split shall remain at $0.0001 per share. No fractional shares of Common Stock shall be issued as a result of the Reverse Split and, in lieu thereof, upon receipt after the Effective Time by the exchange agent selected by the Corporation of a properly completed and duly executed transmittal letter and, where shares are held in certificated form, the surrender of the stock certificate(s) formerly representing shares of pre-Reverse Split Common Stock, any stockholder who would otherwise be entitled to a fractional share of post-Reverse Split Common Stock as a result of the Reverse Split, following the Effective Time (after taking into account all fractional shares of post-Reverse Split Common Stock otherwise issuable to such stockholder), shall be entitled to receive a cash payment (without interest) equal to the fractional share of post-Reverse Split Common Stock to which such stockholder would otherwise be entitled multiplied by the average of the closing sales price of a share of the Corporation’s Common Stock (as adjusted to give effect to the Reverse Split) on The Nasdaq Global Market during regular trading hours for the five (5) consecutive trading days immediately preceding the date this Certificate of Amendment to the Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware. Each stock certificate that, immediately prior to the Effective Time, represented shares of pre-Reverse Split Common Stock shall, from and after the Effective Time, automatically and without any action on the part of the Corporation or the respective holders thereof, represent that number of whole shares of post-Reverse Split Common Stock into which the shares of pre-Reverse Split Common Stock represented by such certificate shall have been combined (as well as the right to receive cash in lieu of any fractional shares of post-Reverse Split Common Stock as set forth above). Each holder of record of a certificate that represented shares of pre-Reverse Split Common Stock shall be entitled to receive, upon surrender of such certificate, a new certificate representing the number of whole shares of post-Reverse Split Common Stock into which the shares of pre-Reverse Split Common Stock represented by such certificate shall have been combined pursuant to the Reverse Split, as well as any cash in lieu of fractional shares of post-Reverse Split Common Stock to which such holder may be entitled as set forth above, provided that the Corporation may request such stockholder to exchange such stockholder’s certificate or certificates that represented shares of pre-Reverse Split Common Stock for shares held in book-entry form through the Depository Trust Company’s Direct Registration System representing the appropriate number of whole shares of post-Reverse Split Common Stock into which the shares of pre-Reverse Split Common Stock represented by such certificate or certificates shall have been combined. The Reverse Split shall be effected on a record holder-record holder basis, such that any fractional shares of post-Reverse Split Common Stock resulting from the Reverse Split and held by a single record holder shall be aggregated.
Fifth: The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
Sixth: That this Certificate of Amendment to the Restated Certificate of Incorporation shall be effective as of 5:01 p.m. New York City time on this _________ day of ___________, 2026.

IN WITNESS WHEREOF, this Corporation has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer this ______ day of _______, 2026.

UPLAND SOFTWARE, INC.

By:
Name:
Title:

APPENDIX B

UPLAND SOFTWARE, INC.
2024 OMNIBUS INCENTIVE PLAN
1.Purposes of the Plan. The purposes of the Plan are to attract and retain the best available personnel, to provide additional incentives to Employees, Directors and Consultants and to promote the success of the Company.
2.Definitions. The following definitions shall apply as used herein and in the individual Award Agreements, except as defined otherwise in an individual Award Agreement. If a term is separately defined in an individual Award Agreement, such definition shall supersede the definition contained in this Section 2.
a.“Applicable Laws” means the requirements applicable to the Plan and Awards under (i) any U.S. or non-U.S. federal, state or local law, statute, ordinance, rule, regulation or published administrative guidance or position, (ii) the rules of any stock exchange or national market system and (iii) generally accepted accounting principles or international financial reporting standards.
b.“Award” means an Option, SAR, Dividend Equivalent Right, Restricted Stock, Restricted Stock Unit or Other Award.
c.“Award Agreement” means the written agreement or other instrument evidencing the grant of an Award, including any amendments thereto.
d.“Beneficial Ownership” has the meaning defined in Rule 13d-3 under the Exchange Act.
e.“Board” means the Board of Directors of the Company.
f.“Cause” means, with respect to the termination by the Company or a Related Entity of a Grantee’s Continuous Service, that such termination is for “Cause” as such term (or word of like import) is expressly defined in a then-effective written agreement between the Grantee and the Company or such Related Entity, or, in the absence of such then-effective written agreement and definition, is based on, in the determination of the Board, the Grantee’s:
i.failure to perform duties (other than as a result of death or Disability) as are reasonably requested by the Company, provided such requested duties are not inconsistent with the duties of the Grantee’s job position, after written notice and a 10-day opportunity to cure (if curable);
ii.willful misconduct, gross negligence or reckless disregard of the Grantee’s duties or of the interest or property of the Company or any Related Entity;
iii.intentional disclosure to an unauthorized person of confidential information or trade secrets of the Company or a Related Entity;
iv.act of fraud against, misappropriation from, or dishonesty to either the Company or a Related Entity or any other party or engaging in conduct that has, or could reasonably be expected to have, an adverse impact on the reputation or business of the Company or any Related Entity, or that results in his improper gain or personal enrichment to the detriment of the Company or any Related Entity;
v.commission of a felony or a lesser crime involving dishonesty, fraud, theft, wrongful taking of property, embezzlement, bribery, forgery, extortion; or other crime involving moral turpitude; or
vi.illegal drug use, abuse of controlled substances, or habitual insobriety.
g.“Change in Control” means the occurrence of any of the following events:
i.the acquisition by any Person of Beneficial Ownership of securities possessing more than 50% of the total combined voting power of the Company’s then outstanding securities; provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (1) any acquisition by the Company; (2) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Related Entity; or (3) any acquisition pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (ii) below;
ii.consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (each, a “Corporate Transaction”), in each case, unless, following such Corporate Transaction, (A) all or substantially all of the individuals and entities that had Beneficial Ownership of the Company’s outstanding securities immediately prior to such Corporate Transaction have Beneficial Ownership, directly or indirectly, of more than 50% of the value of the then outstanding equity securities and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation or other entity resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Company’s then outstanding equity securities and the combined voting power of the then outstanding voting securities, (B) no Person (excluding any employee benefit plan or related trust of the Company, a Related Entity or a corporation or other entity resulting from such Corporate Transaction) beneficially owns, directly or indirectly, 50% or more of, respectively, the then outstanding shares of the corporation resulting from such Corporate Transaction or the combined voting power of the then outstanding voting securities of such corporation, except to the extent that such ownership of the Company existed prior to the Corporate Transaction and (C) at least a majority of the members of the board of directors of the corporation (or other governing board of a non-corporate entity) resulting from such Corporate Transaction were members of the Incumbent Board (as defined in subsection (iii)) at the time of the execution of the initial agreement, or of the action of the Board, providing for such Corporate Transaction; or
iii.individuals who, as of the date the Plan was adopted, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director after the date the Plan was adopted whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least 2/3 of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.
With respect to Awards that are “deferred compensation” under Section 409A of the Code, to the extent necessary to avoid incurring adverse tax consequences under Section 409A of the Code with respect to such Awards, each of the foregoing events shall only be deemed to be a Change in Control for purposes of the Plan to the extent such event qualifies as a “change in control event” for purposes of Section 409A of the Code. For purposes of subsection (ii) above, “all or substantially all of the assets of the Company” means assets of the Company and each Related Entity that, in the aggregate, have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company and each Related Entity, in the aggregate, immediately prior to the acquisition or acquisitions, and gross fair market value means the value of the assets determined without regard to any liabilities associated with such assets. For clarity, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.
h.“Code” means the Internal Revenue Code of 1986.
i.“Committee” means the Compensation Committee of the Board or any other committee composed of members of the Board that is appointed by the Board or the Compensation Committee of the Board to administer the Plan and constituted in accordance with Applicable Laws. Once appointed, the Committee shall continue to serve in its designated capacity until otherwise directed by the Board or the Committee.
j.“Company” means Upland Software, Inc., or any successor entity that adopts the Plan in connection with a Corporate Transaction.
k.“Consultant” means any natural person and other permitted recipients under the Applicable Laws (other than an Employee or a Director, solely with respect to rendering services in such person’s capacity as a Director) who is engaged by the Company or any Related Entity to render consulting or advisory services to the Company or such Related Entity.
l.“Continuous Service” means that the provision of services to the Company and any Related Entities in any capacity as an Employee, Director or Consultant is not interrupted or terminated. Continuous Service shall not be considered interrupted in the case of (i) any approved leave of absence, (ii) transfers among the Company or any Related Entity in any capacity as an Employee, Director or Consultant or (iii) any change in status as long as the individual remains in the service of the Company or a Related Entity in any capacity as an Employee, Director or Consultant (in each case, except as otherwise provided in the Award Agreement). Notwithstanding the foregoing, except as otherwise determined by the Committee, in the event of any spin-off of a Related Entity, service as an Employee, Director or Consultant for such Related Entity following such spin-off shall be deemed to be Continuous Service for purposes of the Plan and any Award. An approved leave of absence shall include sick leave, military leave or any other authorized personal leave. For purposes of an Incentive Stock Option, if such leave exceeds three months, and reemployment upon expiration of such leave is not guaranteed by statute or contract, then employment will be deemed terminated on the first day immediately following such three-month period and the Incentive Stock Option shall be treated as a Non-Qualified Stock Option on the date that is three months and one day following such deemed termination of employment.
m.“Director” means a member of the Board or the board of directors or board of managers of any Related Entity.
n.“Disability” means such term (or word of like import) as defined under the long-term disability policy of the Company or the Related Entity to which a Grantee provides services regardless of whether the Grantee is covered by such policy. If the Company or the Related Entity to which the Grantee provides services does not have a long-term disability policy in place, “Disability” means that the Grantee is unable to carry out the responsibilities and functions of the position held by the Grantee by reason of any medically determinable physical or mental impairment for a period of not less than 90 consecutive days. A Grantee will not be considered to have incurred a Disability unless the Grantee furnishes proof of such impairment sufficient to satisfy the Committee in its discretion.
o.“Dividend Equivalent Right” means a right granted under the Plan entitling the Grantee to compensation measured by dividends paid to stockholders with respect to Shares.
p.“Effective Date” has the meaning set forth in Section 13.
q.“Employee” means any employee of the Company or any Related Entity.
r.“Exchange Act” means the Securities Exchange Act of 1934.
s.“Fair Market Value” means, as of any date, the value of a Share determined as follows:
i.if the Shares are listed on one or more established stock exchanges or national market systems, the closing sales price for a Share (or the closing bid, if no sales were reported) as quoted on the principal exchange or system on which the Shares are listed (as determined by the Committee) on the date of determination (or, if no closing sales price or closing bid was reported on that date, as applicable, on the last trading date such closing sales price or closing bid was reported);
ii.if the Shares are regularly quoted on an automated quotation system (including the OTC Bulletin Board) or by a recognized securities dealer, the closing sales price for a Share as quoted on such system or by such securities dealer on the date of determination, but if selling prices are not reported, the Fair Market Value shall be the mean between the high bid and low asked prices for a Share on the date of determination (or, if no such prices were reported on that date, on the last date such prices were reported); or
iii.in the absence of an established market for the Shares of the type described in (i) and (ii) above, the Fair Market Value shall be determined by the Committee in good faith and in a manner consistent with Applicable Laws.
t.“Good Reason” means, with respect to the termination by a Grantee of the Grantee’s Continuous Service, that such termination is for “Good Reason” as such term (or word of like import) is expressly defined in a then-effective written agreement between the Grantee and the Company or a Related Entity, or in the absence of such then-effective written agreement and definition, means the occurrence of any of the following events or conditions unless consented to by the Grantee: (i) a change in the Grantee’s authority, responsibilities or duties that represents a material and substantial diminution in the Grantee’s authority, responsibilities or duties; (ii) a material reduction in the Grantee’s base salary, provided, however, that an across-the-board reduction in the salary level of substantially all other individuals in positions similar to the Grantee’s by approximately the same percentage amount shall not constitute such a salary reduction; or (iii) a change of more than 50 miles to the Grantee’s primary place of employment that represents a material increase in the Grantee’s commuting distance. Any such event or condition shall not constitute Good Reason unless (A) the Grantee provides the Company with written notice thereof no later than 90 days following the initial occurrence of such event or condition, (B) the Company fails to remedy such event or condition within 30 days after receipt of such notice and (C) the Grantee actually terminates his or her Continuous Service within 30 days after the expiration of such remedial period.

u.“Grantee” means an Employee, Director or Consultant who receives an Award under the Plan (and any permitted transferee of an Award or Shares).
v.“Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.
w.“Non-Qualified Stock Option” means an Option that is not intended to, or that does not, qualify as an incentive stock option within the meaning of Section 422 of the Code.
x.“Officer” means a person who is an officer of the Company or a Related Entity within the meaning of Section 16 of the Exchange Act.
y.“Option” means an option to purchase Shares granted under the Plan.
z.“Other Award” means an entitlement to Shares or cash (other than an Option, SAR, Restricted Stock or Restricted Stock Unit) granted under the Plan that may or may not be subject to restrictions upon issuance, as established by the Committee.
aa.“Parent” means a “parent corporation,” whether now or hereafter existing, of the Company, as defined in Section 424(e) of the Code.
ab.“Person” means any natural person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act).
ac.“Plan” means this Upland Software, Inc. 2024 Omnibus Incentive Plan, as may be amended, modified or restated from time to time.
ad.“Prior Plan” means the Upland Software, Inc. 2014 Equity Incentive Plan.
ae.“Post-Termination Exercise Period” means, with respect to an Option or SAR, the period commencing on the Termination Date and ending on the date specified in the Award Agreement during which the vested portion of the Option or SAR may be exercised.
af.“Related Entity” means any (i) Parent or Subsidiary or (ii) other entity controlling, controlled by or under common control with the Company.
ag.“Restricted Stock” means Shares issued under the Plan to the Grantee for such consideration, if any, and subject to specified restrictions on transfer, forfeiture provisions and other specified terms and conditions.
ah.“Restricted Stock Unit” means a right granted under the Plan entitling the Grantee to receive the value of one Share in cash, Shares or a combination thereof.
ai.“SAR” means a stock appreciation right granted under the Plan entitling the Grantee to Shares or cash or a combination thereof, as measured by appreciation in the value of a Share.
aj.“Section 409A” means Section 409A of the Code.
ak.“Securities Act” means the Securities Act of 1933.
al.“Share” means a share of the common stock of the Company.
am.“Subsidiary” means any corporation in which the Company owns, directly or indirectly, at least 50% of the total combined voting power of all classes of stock, or any other entity (including partnerships and joint ventures) in which the Company owns, directly or indirectly, at least 50% of the combined equity thereof; provided, however, that for purposes of determining whether any individual may be a Grantee for purposes of any grant of an Incentive Stock Option, “Subsidiary” shall have the meaning ascribed to such term in Section 424(f) of the Code.
an.“Termination Date” means the date of termination of a Grantee’s Continuous Service, subject to Section 7(c)(ii).
3.Stock Subject to the Plan.
a.Subject to Sections 3(b) and 10, the maximum number of Shares that may be issued pursuant to all Awards (including Incentive Stock Options) is equal to the sum of (i) 3,200,000 Shares, plus (ii) any Shares that, as of the Effective Date, have been reserved but not issued pursuant to any awards granted under the Prior Plan and are not subject to any awards granted thereunder, plus (iii) any Shares subject to awards granted under the Prior Plan that, after the Effective Date, are forfeited, canceled or expire (whether voluntarily or involuntarily) without the issuance of Shares. The Shares to be issued pursuant to the Awards may be authorized, but unissued, or reacquired Shares.
b.Any Shares covered by an Award (or portion of an Award) that (i) is forfeited, is canceled or expires (whether voluntarily or involuntarily) without the issuance of Shares or (ii) is granted in settlement or assumption of, or in substitution for, an outstanding award pursuant to Section 6(d), shall be deemed not to have been issued for purposes of determining the maximum number of Shares that may be issued under the Plan. Shares that actually have been issued under the Plan pursuant to an Award shall not be returned to the Plan and shall not become available for future issuance under the Plan, except that if unvested Shares are forfeited, such Shares shall become available for future issuance under the Plan. The following Shares may not again be made available for issuance as Awards under the Plan: (i) Shares covered by an Award that are surrendered or withheld in payment of the Award’s exercise or purchase price (including pursuant to the “net exercise” of an Option pursuant to Section 7(b)(vi)), or in satisfaction of tax withholding obligations with respect to an Award, and (ii) shares of Common Stock repurchased on the open market with the proceeds of any Option exercise price. If a SAR payable in Shares is exercised, such exercise shall reduce the maximum aggregate number of Shares which may be issued under the Plan by the gross number of Shares subject the SAR (or, if less than the entire SAR is exercised, by the gross number of Shares subject to the portion of the SAR that is exercised).
4.Administration of the Plan.
a.Plan Administration. Unless determined otherwise by the Board, the Plan shall be administered by the Committee; provided, that with respect to Awards granted to Employees or Consultants who are neither Directors nor Officers, to the extent permitted by Applicable Law, the Board or the Committee may also authorize one or more Officers or Employees to administer the Plan and to grant such Awards, subject to such limitations and conditions as the Board or Committee deems appropriate, and to the extent such administrative authority has been so delegated, references in the Plan and Award Agreements to the “Committee” shall be deemed to be references to the Officers or Employees to whom such authority has been delegated.
b.Powers of the Committee. Subject to Applicable Laws and the provisions of the Plan (including any other powers given to the Committee hereunder), and except as otherwise provided by the Board, the Committee shall have the authority, in its discretion:
i.to select the Employees, Directors and Consultants to whom Awards may be granted;
ii.to determine whether, when and to what extent Awards are granted;
iii.to determine the number of Shares or the amount of cash or other consideration to be covered by each Award;
iv.to approve forms of Award Agreements;
v.to determine the terms and conditions of any Award, including the vesting schedule, forfeiture provisions, payment contingencies, purchase price and any performance goals, and whether to waive or accelerate any such terms and conditions;
vi.to grant Awards to Employees, Directors and Consultants residing outside the U.S. or to otherwise adopt or administer such procedures or sub-plans on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to further the purposes of the Plan or comply with Applicable Laws;
vii.to amend the terms of any outstanding Award, subject to Section 14(c);
viii.to determine whether, to what extent and under what circumstances cash, Shares, other Awards, other property and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the Grantee or of the Committee;
ix.to establish one or more separate programs under the Plan for the purpose of issuing particular forms of Awards to one or more classes of Grantees;
x.to construe and interpret the terms of the Plan and Awards, including any Award Agreement;
xi.to approve corrections in the documentation or administration of any Award; and
xii.to take such other action, not inconsistent with the terms of the Plan, as the Committee deems appropriate.

The express grant in the Plan of any specific power to the Committee shall not be construed as limiting any power or authority of the Committee. Any decision or interpretation made, or action taken, by the Committee in connection with the administration of the Plan shall be final, conclusive and binding on all Grantees.
a.No Repricings. Notwithstanding anything in the Plan to the contrary, except as provided in Sections 10 and 11, the following actions shall not be taken without the requisite prior affirmative approval of the Company’s stockholders: (i) reduce the exercise price or base amount, as applicable, of any Options or SARs, (ii) cancel, surrender, replace or otherwise exchange any outstanding Option or SAR where the Fair Market Value of the Shares underlying such Option or SAR is less than its exercise price or base amount, as applicable, of such Option or SAR for a new Option or SAR, another Award, cash, Shares or other securities or (iii) take any other action that is considered a “repricing” for purposes of the stockholder approval rules of the applicable securities exchange or inter-dealer quotation system on which the Shares are listed or quoted.
b.Indemnification. In addition to such other rights of indemnification as they may have as members of the Board or as Officers or Employees, members of the Board and any Officers or Employees to whom authority to act for the Board, the Committee or the Company is delegated shall be defended and indemnified by the Company to the extent permitted by Applicable Laws on an after-tax basis against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any claim, investigation, action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any Award, and against all amounts paid by them in settlement thereof (provided such settlement is approved by the Company) or paid by them in satisfaction of a judgment in any such claim, investigation, action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such claim, investigation, action, suit or proceeding that such individual is liable for gross negligence, bad faith or intentional misconduct; provided, however, that within 30 days after the institution of such claim, investigation, action, suit or proceeding, such individual shall offer to the Company, in writing, the opportunity at the Company’s expense to defend the same.
5.Eligibility. Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants. Incentive Stock Options may be granted only to Employees of the Company or a Parent or Subsidiary. Notwithstanding the foregoing, any Option or SAR intended to qualify as an exempt “stock right” under Section 409A may only be granted with respect to “service recipient stock” (as defined in Section 409A).
6.Terms and Conditions of Awards.
a.Types of Awards. The Committee may award any type of arrangement to an Employee, Director or Consultant that is not inconsistent with the provisions of the Plan and that by its terms involves or might involve the issuance of (i) Shares, (ii) cash or (iii) an Option, a SAR or a similar right with a fixed or variable price related to the Fair Market Value of the Shares. Such awards may include Options, SARs, Restricted Stock, Restricted Stock Units, Other Awards or Dividend Equivalent Rights, and an Award may consist of one such security or benefit, or two or more of them in any combination. Vesting, payment, settlement and other entitlements with respect to an Award may be conditioned upon such items or events as the Committee may determine, including the passage of time, Continuous Service, the occurrence of one or more events or the satisfaction of one or more performance goals selected by the Committee, either individually, alternatively or in any combination, applied to the Company as a whole or to a business unit, group, division and/or Subsidiary, and measured over an annual or other period, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group or index, in each case as specified by the Committee. Such performance goals may include (by way of example and not as an exhaustive list): cash flow, earnings measures (including earnings per share and earnings before interest, taxes and/or amortization and/or depreciation), stock price, return on equity, total stockholder return, return on capital, return on assets or net assets, revenue (including revenue from direct labor, subcontractors or any other category), income or net income, operating income or net operating income, operating profit or net operating profit, operating margin or profit margin, return on operating revenue, market share, contract win, renewal or extension, days sales outstanding, contract bookings, cost control, cash management, debt reduction, customer satisfaction, delivery schedule, cycle-time improvement, productivity, quality, workforce diversity, comparisons to budget items, implementation or completion of specified projects or processes, employee turnover, forecast accuracy of any performance criteria, staff hiring, and/or completion of mergers or acquisitions. Performance Goals need not be measured in accordance with generally accepted accounting principles and may include such adjustments as may be determined by the Committee. Additionally, the Committee may adjust Performance Goals or evaluation of performance with respect to Performance Goals to take into account unusual or unanticipated occurrences or events, including asset write-downs, litigation, claims, judgments, settlements, currency fluctuations and other non-cash charges, changes in applicable law, rule or regulation or accounting principles, accruals for reorganization and restructuring programs, costs incurred in the pursuit of acquisition opportunities, strikes, delays or similar disruptions, macroeconomic conditions, terrorism and other international hostilities, significant regional weather events asset write-downs, litigation or claim judgments or settlements, or any other significant unusual or infrequently occurring items or events.
b.Dividends and Dividend Equivalent Rights. Dividends may be granted in connection with Restricted Stock, and Dividend Equivalent Rights may be granted in connection with Awards other than Options, SARs and Restricted Stock; provided, that dividends and Dividend Equivalents will only be paid with respect to Restricted Stock and Awards other than Options and SARs if and to the extent the Award (or portion of the Award to which the Dividend or Dividend Equivalent relates) vests.
c.Designation of Options. Each Option shall be designated in the Award Agreement as either an Incentive Stock Option or a Non-Qualified Stock Option. Any Option designated as an Incentive Stock Option shall comply with the requirements of Section 422 of the Code, including the requirement that Incentive Stock Options may only be granted to individuals who are employed by the Company. Notwithstanding any designation as an Incentive Stock Option, to the extent the aggregate Fair Market Value of Shares with respect to which Options designated as Incentive Stock Options are exercisable for the first time by any Grantee during any calendar year (under this Plan or any other stock plan maintained by the Company or any of its affiliates) exceeds $100,000, such excess Options shall be treated as Non-Qualified Stock Options. If the Code is amended after the date the Plan becomes effective to provide for a different limit on the Fair Market Value of Shares permitted to be subject to Incentive Stock Options, then such different limit will be automatically incorporated herein and will apply to any Options granted after the effective date of such amendment.
d.Acquisitions and Other Transactions. The Committee may issue Awards in settlement or assumption of, or in substitution for, outstanding awards in connection with the Company or a Related Entity acquiring another entity, an interest in another entity or an additional interest in a Related Entity whether by merger, stock purchase, asset purchase or other form of transaction. Any Shares issuable pursuant to such Awards shall not reduce the Share limit set forth in Section 3(a). Additionally, available shares under a stockholder approved plan of an acquired company (as appropriately adjusted to reflect such acquisition) may be used for Awards under the Plan and shall not reduce the Share limit set forth in Section 3(a), except as required by the rules of any applicable stock exchange.
e.Term of Award. The term of each Award, if any, shall be the term stated in the Award Agreement; provided, however, that the term of an Award shall be no more than 10 years from the grant date. In the case of an Incentive Stock Option granted to a Grantee who, on the grant date, owns stock representing more than 10% of the total combined voting power of all classes of stock of the Company or of any Parent or Subsidiary, the term of the Incentive Stock Option shall be no more than five years from the grant date. Notwithstanding the foregoing, the specified term of any Award shall not include any period for which the Grantee has elected to defer the receipt of the Shares or cash issuable pursuant to the Award.
f.Transferability of Awards. Incentive Stock Options may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Grantee, only by the Grantee. Awards other than Incentive Stock Options shall be transferable (i) by will or by the laws of descent and distribution, (ii) during the lifetime of the Grantee, to the extent and in the manner authorized by the Committee, but only to the extent such transfers are made in accordance with Applicable Laws to family members, to family trusts, to family controlled entities, to charitable organizations, and pursuant to domestic relations orders or agreements, in all cases without payment for such transfers to the Grantee and (iii) as otherwise expressly permitted by the Committee and in accordance with Applicable Laws.
g.Grant Date of Awards. The grant date of an Award shall, for all purposes, be the date on which the Committee makes the determination to grant such Award, or such later date as determined by the Committee.
7.Exercise Price, Base Amount or Purchase Price, Consideration and Taxes.
a.Exercise Price, Base Amount or Purchase Price. The exercise price, base amount or purchase price, if any, for an Award shall be as follows:
i.In the case of an Incentive Stock Option:
1.granted to an Employee who, on the grant date, owns stock representing more than 10% of the total combined voting power of all classes of stock of the Company or any Parent or

Subsidiary, the per Share exercise price shall not be less than 110% of the Fair Market Value on the grant date; or
2.granted to any Employee other than an Employee described in the preceding clause (A), the per Share exercise price shall not be less than 100% of the Fair Market Value on the grant date.
ii.The per Share exercise price of an Option and the base amount of a SAR shall be such price as determined by the Committee in accordance with Applicable Laws; provided, that, other than an Option or SAR issued pursuant to Section 6(d) or adjusted pursuant to Section 10, the per Share exercise price of an Option and the base amount of a SAR shall not be less than the Fair Market Value on the grant date.
b.Consideration. In addition to any other types of consideration the Committee may determine, the Committee is authorized to accept as consideration for Shares issued under the Plan, and subject to Applicable Laws, the following:
i.cash;
ii.check;
iii.wire transfer;
iv.surrender of Shares, or delivery of a properly executed form of attestation of ownership of Shares as the Committee may require, that have a Fair Market Value on the date of surrender or attestation equal to the aggregate exercise or purchase price of the Award;
v.with respect to Options, payment through a broker-assisted cashless exercise program;
vi.with respect to Options, payment through a “net exercise” procedure established by the Company such that, without the payment of any funds, the Grantee may exercise the Option and receive the net number of Shares equal to (A) the number of Shares as to which the Option is being exercised, multiplied by (B) a fraction, the numerator of which is the Fair Market Value on the exercise date less the exercise price per Share, and the denominator of which is such Fair Market Value (with the number of net Shares to be received rounded down to the nearest whole number of Shares); or
vii.any combination of the foregoing methods of payment.
The Committee may grant Awards that do not permit all of the foregoing forms of consideration to be used in payment for the Shares or that otherwise restrict one or more forms of consideration.
a.Taxes.
i.A Grantee shall, no later than the date as of which taxes are required by Applicable Laws to be withheld with respect to an Award, pay to the Company or a Related Entity, or make arrangements satisfactory to the Committee regarding payment of, such withholding taxes. The obligations of the Company under the Plan shall be conditional on the making of such payment or arrangements, and the Company shall, to the extent permitted by Applicable Laws, have the right to deduct any such taxes from any payment of any kind otherwise due to the Grantee. The Committee may require or may permit a Grantee to elect that the withholding requirement be satisfied in whole or in part, by having the Company withhold or by tendering to the Company, Shares having a Fair Market Value equal to the minimum statutory withholding with respect to an Award or such other amount that will not cause adverse accounting consequences for the Company and is permitted under Applicable Laws. The Company may also use any other method of obtaining the necessary payment or proceeds, as permitted by Applicable Laws, to satisfy its withholding obligation with respect to an Award.
ii.The Plan and Awards (and payments and benefits thereunder) are intended to be exempt from, or to comply with, Section 409A, and, accordingly, to the maximum extent permitted, the Plan, Award Agreements and other agreements or arrangements relating to Awards shall be interpreted accordingly. Notwithstanding anything to the contrary, to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A, (A) a Grantee shall not be considered to have terminated Continuous Service and no payment or benefit shall be due to the Grantee under the Plan or an Award until the Grantee would be considered to have incurred a “separation from service” from the Company and the Related Entities within the meaning of Section 409A and (B) if the Grantee is a “specified employee” (as defined in Section 409A), amounts that would otherwise be payable and benefits that would otherwise be provided under the Plan or an Award during the six-month period immediately following the Grantee’s separation from service shall instead be paid or provided on the first business day after the date that is six months following the Grantee’s separation from service (or death, if earlier). Each amount to be paid or benefit to be provided under the Plan or an Award shall be construed as a separate identified payment for purposes of Section 409A. The Company makes no representation that any or all of the payments or benefits provided under the Plan or an Award will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment or benefit. The Grantee shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A, and the Company, the Related Entities and their respective employees, officers, directors, agents and representatives (including legal counsel) will not have any liability to any Grantee with respect to any taxes, penalties, interest or other costs or expenses the Grantee or any related party may incur with respect to or as a result of Section 409A or for damages for failing to comply with Section 409A.
8.Exercise of Options and SARs.
a.Procedure for Exercise.
i.An Option or SAR shall be exercisable at such times and under such conditions as determined by the Committee under the terms of the Plan and specified in the Award Agreement.
ii.An Option or SAR shall be deemed exercised when written notice of such exercise has been given to the Company (or a broker pursuant to Section 7(b)(v)) in accordance with the terms of the Award by the Grantee and, if applicable, full payment for the Shares with respect to which the Option or SAR is exercised has been made (together with applicable tax withholding).
b.Exercise Following Termination of Continuous Service. If a Grantee’s Continuous Service terminates, all or any portion of the Grantee’s Options or SARs that were vested at the Termination Date (including any portion thereof that vested as a result of such termination) may be exercised during the applicable Post-Termination Exercise Period. Except as otherwise determined by the Committee or as set forth in the Grantee’s Award Agreement, if the Grantee’s Options or SARs are unvested on the Termination Date (and do not vest as a result of such termination), or if the vested portion of the Grantee’s Options or SARs is not exercised within the applicable Post-Termination Exercise Period, the Options and SARs shall terminate.
i.Termination for Cause. Except as otherwise determined by the Committee or set forth in the Grantee’s Award Agreement, upon the termination of the Grantee’s Continuous Service for Cause, the Grantee’s right to exercise an Option or SAR (whether vested or unvested) shall terminate concurrently with the termination of the Grantee’s Continuous Service.
ii.Change in Status. If a Grantee’s status changes from Employee to Consultant or non-Employee Director, the Employee’s Incentive Stock Option shall automatically become a Non-Qualified Stock Option on the day that is three months and one day following such change of status.
iii.Termination Due to Disability. If a Grantee’s Continuous Service terminates as a result of Disability, if such Disability is not a “permanent and total disability” as such term is defined in Section 22(e)(3) of the Code, in the case of an Incentive Stock Option, such Incentive Stock Option shall automatically become a Non-Qualified Stock Option on the day that is three months and one day following such termination.
c.Extension If Exercise Prevented by Applicable Laws. Notwithstanding the foregoing, if the exercise of an Option or SAR during the applicable Post-Termination Exercise Period is prevented by the provisions of Section 9, the Option or SAR shall remain exercisable until the 30th day (or such later date as determined by the Committee) after the date the Grantee is notified by the Company that the Option or SAR is exercisable, but in no event later than the expiration date of the term of such Option or SAR specified in the Award Agreement and only in a manner and to the extent permitted under Section 409A.
9.Conditions upon Issuance of Shares. If the Committee determines that the delivery of Shares with respect to an Award is or may be unlawful under Applicable Laws, the vesting or right to exercise an Award or to otherwise receive Shares with respect to an Award shall be suspended until the Committee determines that such delivery is lawful. An Incentive Stock Option may not be exercised until the Plan has been approved by the stockholders of the Company. The Company shall have no obligation to effect any registration or qualification of the Shares under Applicable Laws. A Grantee’s right to exercise an Award may be suspended for a limited period of time if the Committee determines that such suspension is administratively necessary or desirable. In no event shall the Company issue fractional Shares.

10.Adjustments upon Changes in Capitalization. Subject to any required action by the stockholders of the Company, Applicable Laws and Section 11, (a) the number and kind of Shares or other securities or property covered by each outstanding Award, (b) the number and kind of Shares that have been authorized for issuance under the Plan, (c) the exercise price, base amount or purchase price of each outstanding Award and (d) any other terms that the Committee determines require adjustment, shall be proportionately adjusted for: (i) any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, recapitalization, combination or reclassification of the Shares, or similar transaction affecting the Shares, or other corporate transaction or event that would be considered an “equity restructuring” within the meaning of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation, as amended or any successor accounting standard; (ii) any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company; or (iii) any other transaction with respect to the Shares, including any distribution of cash, securities or other property to stockholders (other than a normal cash dividend), a corporate merger, consolidation, acquisition of property or stock, separation (including a spin-off or other distribution of stock or property), reorganization, liquidation (whether partial or complete), a “corporate transaction” as defined in Section 424 of the Code or any similar transaction; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Any such adjustments to outstanding Awards shall be effected in a manner that is intended to preclude the enlargement or diminution of rights and benefits under such Awards. Except as the Committee determines, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason hereof shall be made with respect to, the number or price of Shares subject to an Award.
11.Change in Control. Upon a merger, consolidation or other reorganization in which the Company does not survive or a Change in Control, all outstanding Awards shall be treated in the manner described in the definitive transaction agreement to which the Company is a party (or, if there is no such agreement, in the manner determined by the Committee), which agreement or determination need not treat all Awards in an identical manner. The treatment specified in the definitive transaction agreement or as determined by the Committee may include one or more of the following with respect to each outstanding Award:
i.the cancellation of unvested Awards;
ii.the acceleration of vesting of Awards;
iii.the assumption or substitution of Awards with appropriate adjustments as to the number and kind of Shares or other securities or property and applicable exercise price, base amount or purchase price;
iv.the cancellation of vested Awards, together with a payment to the Grantees holding such vested Awards so canceled of an amount based upon the consideration being paid per Share in connection with such transaction or Change in Control in cash or, in the sole discretion of the Committee, in the form of such other consideration necessary for a Grantee to receive property, cash or securities (or a combination thereof) as the Grantee would have been entitled to receive upon such transaction or Change in Control, if the Grantee had been, immediately prior to such transaction or Change in Control, the holder of the number of Shares covered by the Award at such time, less any applicable exercise price or base amount; provided, however, that holders of vested Options and vested SARs shall be entitled to such consideration only if the per-Share consideration exceeds the applicable exercise price or base amount, and to the extent that the per-Share consideration is less than or equal to the applicable exercise price or base amount, such vested Options and vested SARs shall be cancelled for no consideration; or
v.the replacement of Awards with a cash incentive program that preserves the value of the Awards so replaced.
12.Non-Employee Director Limit. Notwithstanding any other provision of the Plan to the contrary, the aggregate grant date fair value of Awards (determined in accordance U.S. generally accepted accounting principles) that may be granted during any calendar year to any Director who is not an Employee, when combined with cash compensation paid by the Company to such Director with respect to the same calendar year (whether or not such cash compensation is deferred), shall not exceed $750,000; provided, that the limit set forth in this sentence shall be $1,000,000 in the calendar year in which a Director who is not an Employee commences service on the Board. This limit will not be increased except with stockholder approval.
13.Effective Date and Term of Plan. The Plan shall become effective on June 5, 2024, the date it was first approved by the stockholders of the Company (the “Effective Date”). The Plan shall continue in effect for a term of 10 years from the earlier of its adoption by the Board or its approval by the stockholders of the Company, unless sooner terminated pursuant to Section 14(a).
14.Amendment, Suspension or Termination of the Plan or Awards.

a.The Board may at any time amend, suspend or terminate the Plan; provided, however, that no such amendment shall be made without the approval of the Company’s stockholders to the extent such approval is required by Applicable Laws.
a.No Award may be granted during any suspension of the Plan or after termination of the Plan.
b.No amendment, suspension or termination of the Plan or any Award shall materially adversely affect the Grantee’s rights under an Award without the Grantee’s written consent; provided, however, that an amendment or modification that (i) may cause an Incentive Stock Option to become a Non-Qualified Stock Option or (ii) the Committee considers, in its sole discretion, necessary or advisable to comply with, take into account or otherwise respond to Applicable Laws, shall not be treated as materially adversely affecting the Grantee’s right under an outstanding Award.
15.Clawback, Repayment or Recapture Policy. Notwithstanding anything to the contrary, to the extent allowed under Applicable Laws, unless otherwise determined by the Committee, all Awards, and any related payments made under the Plan, shall be subject to the requirements of any applicable clawback, repayment or recapture policy implemented by the Company, to the extent set forth in such policy and/or in an Award Agreement or other agreement with the Grantee.
16.Limitation of Liability. The Company is under no duty to ensure that Shares may legally be delivered under the Plan, and shall have no liability in the event such delivery of Shares may not be made.
17.No Effect on Terms of Employment/Consulting Relationship. The Plan shall not confer upon any Grantee any right with respect to the Grantee’s Continuous Service, nor shall it interfere in any way with the Grantee’s right or the right of the Company or any Related Entity to terminate the Grantee’s Continuous Service at any time, with or without Cause, and with or without notice.
18.No Effect on Retirement and Other Benefit Plans. Except as specifically provided in a compensation or benefit plan, program or arrangement of the Company or a Related Entity, Awards shall not be deemed compensation for purposes of such plans, programs or arrangements. The Plan is not a “pension plan” or “welfare plan” under the Employee Retirement Income Security Act of 1974.
19.Unfunded Obligation. A Grantee shall have the status of general unsecured creditors of the Company. Any amounts payable to Grantees pursuant to the Plan or an Award shall be unfunded and unsecured obligations for all purposes, including Title I of the Employee Retirement Income Security Act of 1974. Neither the Company nor any Related Entity shall be required to segregate any monies from its general funds, to create any trusts, or to establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, that the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Grantee account shall not create or constitute a trust or fiduciary relationship between the Committee, the Company or any Related Entity and a Grantee, or otherwise create any vested or beneficial interest in any Grantee or the Grantee’s creditors in any assets of the Company or a Related Entity. A Grantee shall have no claim against the Company or any Related Entity for any changes in the value of any assets that may be invested or reinvested by the Company with respect to the Plan.
20.Construction. The following rules of construction shall apply to the Plan and Award Agreements. Captions and titles are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan or Award Agreement. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the word “or” is not intended to be exclusive, unless the context clearly requires otherwise. The words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. The words “writing” and “written” and comparable words refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. Any reference to any federal, state or other statute or law shall be deemed also to refer to such statute or law as amended, and to all rules and regulations promulgated thereunder. References to “stockholders” shall be deemed to refer to “shareholders” to the extent required by Applicable Laws. References to the Company or any Related Entity shall include such entity’s successors.
21.Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board, the submission of the Plan to the stockholders of the Company for approval nor any provision of the Plan will be construed as creating any limitations on the power of the Board to adopt such additional compensation arrangements as it may deem desirable.
22.Governing Law. Except as otherwise provided in an Award Agreement, the Plan, the Award Agreements and any other agreements or arrangements relating to Awards shall be interpreted and construed in accordance with the laws of Delaware, without regard to the conflicts of laws rules of such state, to the extent not preempted by federal law. If any provision of the Plan, the Award Agreements or any other agreements or arrangements relating to Awards is determined to be illegal or unenforceable, such provision shall be enforced to the fullest extent allowed by Applicable Laws and the other provisions shall nevertheless remain effective and shall remain enforceable.

AMENDMENT TO
UPLAND SOFTWARE, INC.
2024 OMNIBUS INCENTIVE PLAN
April 8, 2026
This Amendment (this “Amendment”) to the Upland Software, Inc. 2024 Omnibus Incentive Plan, as amended from time to time (the “Plan”), is adopted by the Board of Directors of Upland Software, Inc., a Delaware corporation (the “Company”) on the date set forth above, effective as of the date it is approved by the Company’s stockholders. The Plan is hereby amended, subject to and effective as of the date of such stockholder approval, as follows:
1.    Section 3(a) of the Plan is hereby deleted and replaced in its entirety by the following:
“Subject to Sections 3(b) and 10, the maximum number of Shares that may be issued pursuant to all Awards (including Incentive Stock Options) is equal to the sum of (i) 5,200,000 Shares, plus (ii) any Shares that, as of the Effective Date, have been reserved but not issued pursuant to any awards granted under the Prior Plan and are not subject to any awards granted thereunder, plus (iii) any Shares subject to awards granted under the Prior Plan that, after the Effective Date, are forfeited, canceled or expire (whether voluntarily or involuntarily) without the issuance of Shares. The Shares to be issued pursuant to the Awards may be authorized, but unissued, or reacquired Shares.”
2.    Upon receipt of approval of this Amendment by the Company’s stockholders, this Amendment shall be and is hereby incorporated into and forms a part of the Plan.
3.    Except where conflicting or inconsistent with the express terms or manifest intent of this Amendment, all provisions of the Plan as in effect prior to this Amendment shall remain in full force and effect.

UPLAND SOFTWARE, INC.
C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS
PO BOX 1342
BRENTWOOD, NY 11717

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UPLAND SOFTWARE, INC.

The Board of Directors recommends you vote FOR the following:

1. Election of one Class II Director

Nominee:	For	Withhold
1a. John T. McDonald	☐	☐

The Board of Directors recommends you vote FOR the following proposals:

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

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Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
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V91022-P47050

UPLAND SOFTWARE, INC.
Annual Meeting of Stockholders
, 2026 11:00 AM
This proxy is solicited by the Board of Directors

The stockholder hereby appoints Michael D. Hill, as proxy, with the power to appoint a substitute, and hereby authorizes him to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Upland Software, Inc. that the stockholder is entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 AM, Central Daylight Time on , 2026, at 900 S. Capital of Texas Hwy, Las Cimas IV, Suite 300, Austin, Texas 78746, and at any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side